Exhibit 10.1

EXECUTION VERSION

CREDIT AND GUARANTY AGREEMENT

dated as of August 5, 2014

among

NORTHSTAR REALTY FINANCE CORP.

as Borrower,

CERTAIN SUBSIDIARIES OF BORROWER,

as Guarantors,

VARIOUS LENDERS,

DEUTSCHE BANK SECURITIES INC.,

as Sole Lead Arranger and Sole Bookrunner,

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent and Collateral Agent

________________________________________________________

$500,000,000 Senior Secured Credit Facility

________________________________________________________

i

4.7. Historical Financial Statements	76
4.8. Intentionally Omitted	76
4.9. No Material Adverse Effect	76
4.10. Adverse Proceedings, Etc.	76
4.11. Payment of Taxes	76
4.12. Properties	77
4.13. Environmental Matters	78
4.14. No Defaults	78
4.15. Intentionally Omitted	78
4.16. Governmental Regulation	79
4.17. Employee Matters	79
4.18. Employee Benefit Plans	79
4.19. Solvency	80
4.20. Security Documents	80
4.21. Compliance with Statutes, Etc.	80
4.22. Disclosure	80
4.23. PATRIOT Act	81
4.24. Sanctioned Persons; Anti-Corruption Laws	81
4.25. Use of Proceeds	81
4.26. REIT Status	81
4.27. Insurance	81

SECTION 5. AFFIRMATIVE COVENANTS	81
5.1. Financial Statements and Other Reports	81
5.2. Existence	84
5.3. Payment of Taxes, Claims, and Obligations	84
5.4. Maintenance and Operation of Properties	84
5.5. Insurance	85
5.6. Books and Records; Inspections	85
5.7. Compliance with Laws	86
5.8. Additional Guarantees	86
5.9. Additional Collateral	86
5.10. Use of Proceeds	87
5.11. Maintenance of REIT Status	87
5.12. Further Assurances	87
5.13. Interest Rate Hedging	87
5.14. Environmental Compliance	87

SECTION 6. NEGATIVE COVENANTS	88
6.1. Indebtedness	88
6.2. Liens	90
6.3. Intentionally Omitted	93
6.4. Restricted Junior Payments	93
6.5. Restrictions on Subsidiary Distributions	94
6.6. Investments	94
6.7. Financial Covenants	95
6.8. Fundamental Changes; Disposition of Assets	97

ii

6.9. Transactions with Shareholders and Affiliates	99
6.10. Conduct of Business	99
6.11. Amendments or Waivers of Organizational Documents and Certain Related Agreements	100
6.12. Amendments or Waivers and Prepayments with respect to Certain Indebtedness	100
6.13. Fiscal Year	100
6.14. Limitation on Hedge Agreements	100
6.15. Sanctions; Anti-Corruption and Anti-Money Laundering Laws	100
6.16. Borrowing Base Assets	100

SECTION 7. GUARANTY	101
7.1. Guaranty of the Obligations	101
7.2. Contribution by Guarantors	101
7.3. Payment by Guarantors	102
7.4. Liability of Guarantors Absolute	102
7.5. Waivers by Guarantors	104
7.6. Guarantors’ Rights of Subrogation, Contribution, Etc.	105
7.7. Subordination of Other Obligations	106
7.8. Continuing Guaranty	106
7.9. Authority of Guarantors or the Borrower	106
7.10. Financial Condition of the Borrower	106
7.11. Bankruptcy, Etc.	106
7.12. Discharge of Guaranty Upon Sale of Guarantor	107
7.13. Guaranty Savings Clause	107

SECTION 8. EVENTS OF DEFAULT	108
8.1. Events of Default	108
8.2. Application of Proceeds	111

SECTION 9. AGENTS	112
9.1. Appointment of Agents	112
9.2. Powers and Duties	113
9.3. General Immunity	112
9.4. Agents Entitled to Act as Lender	114
9.5. Lenders’ Representations, Warranties and Acknowledgment	114
9.6. Right to Indemnity	115
9.7. Successor Administrative Agent, Collateral Agent and Swing Line Lender	115
9.8. Collateral Documents and Guaranty	118

SECTION 10. MISCELLANEOUS	119
10.1. Notices	119
10.2. Expenses	121
10.3. Indemnity	121
10.4. Set-Off	122
10.5. Amendments and Waivers	123

iii

10.6. Successors and Assigns; Participations	125
10.7. Independence of Covenants	129
10.8. Survival of Representations, Warranties and Agreements	129
10.9. No Waiver; Remedies Cumulative	129
10.10. Marshalling; Payments Set Aside	130
10.11. Severability	130
10.12. Obligations Several; Independent Nature of Lenders’ Rights	130
10.13. Headings	130
10.14. APPLICABLE LAW	130
10.15. CONSENT TO JURISDICTION	130
10.16. WAIVER OF JURY TRIAL	131
10.17. Confidentiality	132
10.18. Usury Savings Clause	133
10.19. Counterparts	133
10.20. Effectiveness; Entire Agreement	134
10.21. PATRIOT Act	134
10.22. Electronic Execution of Assignments	134
10.23. No Fiduciary Duty	134

iv

APPENDICES:	A	Revolving Commitments
	B	Notice Addresses

SCHEDULES:	1.1(a)	Borrowing Base
	1.1(b)	Closing Date Guarantors
	3.1(c)	Closing Date Pledged Entities
	4.12	Title to Properties
	6.1	Existing Indebtedness
	6.2	Existing Liens
	6.9	Existing Transactions with Shareholders and Affiliates

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	A-3	Issuance Notice
	B-1	Revolving Loan Note
	B-2	Swing Line Note
	C	Compliance Certificate
	D	Assignment Agreement
	E-1	Closing Date Certificate
	E-2	Solvency Certificate
	F	Counterpart Agreement
	G	Pledge Agreement
	H	Borrowing Base Certificate
	I	Joinder Agreement
	J-1	Form of U.S. Tax Compliance Certificate
	J-2	Form of U.S. Tax Compliance Certificate
	J-3	Form of U.S. Tax Compliance Certificate
	J-4	Form of U.S. Tax Compliance Certificate

v

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of August 5, 2014 is entered into by and among NORTHSTAR REALTY FINANCE CORP., a Maryland corporation (the “Borrower”), CERTAIN SUBSIDIARIES OF THE BORROWER, as Guarantors, the Lenders party hereto from time to time, DEUTSCHE BANK AG NEW YORK BRANCH (“DBNY”), as administrative agent (together with its permitted successors in such capacity, “Administrative Agent”) and as collateral agent (together with its permitted successors in such capacity, “Collateral Agent”), and DEUTSCHE BANK SECURITIES INC., as Sole Lead Arranger and Sole Bookrunner (in such capacity, “Lead Arranger”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof; and

WHEREAS, the Borrower has requested, and subject to the terms and conditions set forth in this Agreement, the Administrative Agent and the Lenders have agreed to extend, certain credit facilities to the Borrower.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.   DEFINITIONS AND INTERPRETATION

1.1.     Definitions.  The following terms used herein, including (except to the extent specifically stated otherwise) in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Adjusted EBITDA” means, for any period, without duplication, an amount equal to CAD of the Borrower and its Consolidated Subsidiaries on a consolidated basis for such period plus, to the extent deducted in computing CAD for such period, Interest Expense for such period plus the provision for Federal, state, local and foreign income taxes payable of the Borrower and its Consolidated Subsidiaries plus the amount of dividends or distributions paid or required to be paid during such period in respect of preferred Equity Interests (excluding any balloon payments payable on maturity of such Equity Interests).  Notwithstanding anything herein to the contrary, Adjusted EBITDA for the four-Fiscal Quarter period ending (a) on September 30, 2014 shall equal (x) Adjusted EBITDA for the Fiscal Quarter ending September 30, 2014 times (y) 4; (b) on December 31, 2014 shall equal (x) Adjusted EBITDA for the two consecutive Fiscal Quarter period ending December 31, 2014 times (y) 2; (c) on March 31, 2015 shall equal (x) Adjusted EBITDA for the three consecutive Fiscal Quarter period ending March 31, 2015 times (y) 4/3; and (d) after March 31, 2015 shall be Adjusted EBITDA for the most recent four-Fiscal Quarter period then ended.

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“Adjusted Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Adjusted	Eurodollar Rate
Eurodollar Rate =	1.00 – Eurodollar Reserve Percentage

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, whether pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened in writing against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.18(b).

“Affected Loans” as defined in Section 2.18(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (a) to vote 15% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting Equity Interests or by contract or otherwise.  In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower or any of its Subsidiaries as a result of the transactions contemplated by this Agreement.

“Agent” means each of (a) Administrative Agent, (b) Lead Arranger and (c) any other Person appointed under and in accordance with the Credit Documents to serve in an agent or similar capacity.

“Agent Affiliates” as defined in Section 10.1(b)(iii).

“Aggregate Amounts Due” as defined in Section 2.17.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guaranty Agreement, dated as of August 5, 2014, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

2	Credit and Guaranty Agreement

“Applicable Margin” means (a) in the case of Eurodollar Rate Loans, 3.50% per annum and (b) in the case of Base Rate Loans, 2.50% per annum.

“Applicable Revolving Commitment Fee Percentage” means 0.35% per annum; provided that at any time that the Total Utilization of Revolving Commitments equals or exceeds 50% of the aggregate Revolving Commitments, the Applicable Revolving Commitment Fee Percentage shall equal 0.25% per annum.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to Agents, Lenders or Issuing Bank by means of electronic communications pursuant to Section 10.1(b).

“Asset Sale” means a sale, lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of the Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of the Borrower’s Subsidiaries or any joint ventures owned by the Borrower or any of its Subsidiaries.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment Effective Date” as defined in Section 10.6(b).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, chief operating officer, executive vice president of finance or chief financial officer of such Person; provided that the secretary or any assistant secretary of such Person shall have delivered an incumbency certificate to Administrative Agent as to the authority of such Authorized Officer.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate for a period equal to one month plus 1%.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

3	Credit and Guaranty Agreement

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” as defined in the preamble hereto.

“Borrowing Base” means, collectively, the Borrowing Base Assets.

“Borrowing Base Asset” means (a) each CDO Bond, (b) each Unencumbered Loan, and (c) each Industrial Portfolio Interest, in each case, that are set forth on Schedule 1.1(a) (as such Schedule may be updated from time to time with respect to Unencumbered Loans and CDO Bonds in accordance with Section 2.26); provided that (A) no CDO Bond, Unencumbered Loan or Industrial Portfolio Interest Borrowing Base Asset shall be included in the Borrowing Base if (i) such Borrowing Base Asset is subject to a Lien, other than in favor of Collateral Agent; (ii) if an “event of default” or similar event or condition has occurred and is continuing under the agreements or instruments governing such CDO Bond, Unencumbered Loan or Industrial Portfolio Interest; or (iii) if as a result of the inclusion of such Borrowing Base Asset in the Borrowing Base, the right of Borrower or its applicable Subsidiary to own, hold, or encumber (in favor of Collateral Agent) the Equity Interests in the Pledged Entities is or would be reasonably expected to be, restricted, abridged, or otherwise limited under any Contractual Obligation; provided, however that solely with respect to the loans evidenced by the Industrial Portfolio Interests Loan Documents, the limited restrictions on transfer set forth therein that are in effect on the date hereof (without giving effect to any amendment, modification or waiver thereof) shall be permitted, (B) no CDO Bond Borrowing Base Asset shall be included in the Borrowing Base unless the underlying collateralized debt obligation transaction was sponsored or originated by the Borrower or its Affiliates (other than CDO Bonds issued by the CSE RE 2006-A CDO and the CapLease 2005-1 CDO) and (C) no Industrial Portfolio Interest Borrowing Base Asset shall be included in the Borrowing Base if the Organizational Documents of the applicable Pledged Entity holding the Industrial Portfolio Interest Borrowing Base Asset are amended, restated, supplemented, waived or otherwise modified after the date of its first inclusion in the Borrowing Base without the prior written consent of Administrative Agent and Requisite Lenders.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit H duly certified by the chief financial officer (or other Authorized Officer performing similar functions) of Borrower.

“Borrowing Base Interest Coverage Ratio” means the ratio, for any Fiscal Quarter, of (a) the net cash flow actually received by the Pledged Entities during such Fiscal Quarter in respect of the CDO Bonds, Unencumbered Loans and Industrial Portfolio Interests in the Borrowing Base (including the interest payments received with respect to the CDO Bonds,  the interest payments (but not principal or principal amortization payments) received with respect to the Unencumbered Loans and the investment return distributions (but not return of capital) made in respect of the Industrial Portfolio Interests) to (b) total interest expense paid of the Borrower and its Subsidiaries with respect to the Commitments, Loans and Letters of Credit hereunder for such Fiscal Quarter determined in accordance with GAAP.

4	Credit and Guaranty Agreement

“Borrowing Base Value” means, as of any date of determination, (i) the aggregate net carrying value of the CDO Bonds and the Unencumbered Loans plus (ii) the value of Industrial  Portfolio Interests included in the Borrowing Base; provided that:

(a) the Borrowing Base Value attributable to the CDO Bonds included in the Borrowing Base shall not exceed 20% of the Total Borrowing Base Value; and

(b) the Borrowing Base Value attributable to the Unencumbered Loans included in the Borrowing Base shall not be less than 40% of the total Borrowing Base Value.

“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (b) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“CAD” means net income (loss) attributable to common stockholders in the Borrower calculated in accordance with GAAP, adjusted by adding (or subtracting) non-controlling interests attributable to a Borrower operating partnership, if any, and the following items: depreciation and amortization items including depreciation and amortization, straight-line rental income or expense, amortization of above/below market leases, amortization of deferred financing costs, amortization of discount on financings and other, and equity-based compensation; cash flow related to CDO equity interests; accretion of unconsolidated CDO bond discounts; non-cash net interest income in consolidated CDOs; unrealized gain (loss) from the change in fair value; realized gain (loss) on investments and other, excluding accelerated amortization related to sales of CDO bonds or other investments; provision for (reversal of) loan losses; impairment on property; acquisition gains or losses; distributions to joint venture partners; transaction costs; foreign currency gains (losses); impairment on goodwill and other intangible assets and gains (losses) on sales; and one-time events pursuant to changes in GAAP and certain other non-recurring items.  For example, CAD has been adjusted to exclude non-recurring gain (loss) from deconsolidation of certain CDOs. These items, if applicable, include any adjustments for unconsolidated ventures.  For the avoidance of doubt, the calculation of “CAD” as provided herein should be consistent with the calculation of CAD disclosed in any financial statements of the Borrower.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by a Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person; provided, however, that notwithstanding the foregoing, in no event will any lease that would have been categorized as an operating lease in accordance with GAAP as of the Closing Date be considered to be a Capital Lease for any purpose under this Agreement.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are

5	Credit and Guaranty Agreement

required to be classified and accounted for as Capital Leases on a balance sheet of such Person under GAAP; and, for the purposes of the Credit Documents, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Collateralize”  means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Bank or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Administrative Agent, the Issuing Bank or Swing Line Lender shall agree in their sole discretion, one or more letters of credit issued by a commercial bank, or if the Administrative Agent, the Issuing Bank or Swing Line Lender, as applicable, and the Requisite Lenders agree, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent, (b) the Issuing Bank or the Swing Line Lender (as applicable) and (c) in the case of other credit support only, the Requisite Lenders.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date of determination, any of the following: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits, bankers’ acceptances or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations), in each case, having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing one year or less from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of no more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (d) of this definition; and (f) the equivalents of the foregoing in any jurisdiction in which any Consolidated Subsidiary or Non-Consolidated Entity is organized or doing business.

“CDO Bonds” mean the collateralized debt obligation securities owned or otherwise held (including via book entry) directly by each of NRFC SBK Holdings, LLC and NRFC SBK Subsidiary, LLC in accordance with this Agreement; provided that to the extent such securities are not held via book entry, either the Borrower, an Affiliate of the Borrower or

6	Credit and Guaranty Agreement

an agent or custodian acting on behalf of one of the foregoing shall possess an instrument evidencing such securities.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

7	Credit and Guaranty Agreement

“Closing Date” means August 5, 2014.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit E-1.

“Closing Date Consolidated Tangible Net Worth” means $3,073,017,000.

“Closing Date Pledged Entity” as defined in Section 3.1(c).

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge Agreement and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Combined Total Debt” means, as at any date of determination, total Indebtedness (calculated at the outstanding principal amount based on the contract and not reflecting purchase accounting adjustments pursuant to GAAP) of (i) the Borrower and its Consolidated Subsidiaries, in each case, as determined on a consolidated basis in accordance with GAAP, and (ii) Non-Consolidated Real Estate Entities (only to the extent allocable (based on the percentage ownership) to the Borrower or its Wholly Owned Subsidiaries), excluding Excluded Indebtedness.

“Combined Total Recourse Debt” means, as at any date of determination, total Recourse Indebtedness (calculated at the outstanding principal amount based on the contract and not reflecting purchase accounting adjustments pursuant to GAAP) of the Borrower and its Consolidated Subsidiaries, in each case, as determined on a consolidated basis in accordance with GAAP, excluding Excluded Indebtedness and junior subordinated notes.

“Commitment” means any Revolving Commitment.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Cash Management System” means the cash management system of the Borrower and its Subsidiaries substantially as in effect on the Closing Date.

“Consolidated Subsidiary” means, with respect to any Person, (a) any Subsidiary of such Person and (b) any Person consolidated in the financial statements of such Person in accordance with GAAP.  Unless otherwise expressly provided, all references in the

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Credit Documents to a “Consolidated Subsidiary” means a Consolidated Subsidiary of the Borrower.

“Consolidated Tangible Net Worth” means, as of any date of determination, for the Borrower and its Consolidated Subsidiaries on a consolidated basis, (a) consolidated total shareholders’ equity of the Borrower and its Consolidated Subsidiaries on that date determined in accordance with GAAP, minus (b) the Intangible Assets of the Borrower and its Consolidated Subsidiaries on that date (other than Intangible Assets relating to purchase price accounting for real property), plus (c) accumulated depreciation and amortization expense on the assets of the Borrower and its Consolidated Subsidiaries on that date determined in accordance with GAAP less (d) GAAP equity related to consolidated CDOs.

“Contingent Obligations” means, as to any Person, without duplication, (a) any contingent obligation with respect to Indebtedness of such Person required to be included in such Person’s balance sheet in accordance with GAAP, and (b) any obligation required to be included in the disclosure contained in the footnotes to such Person’s financial statements in accordance with GAAP, guaranteeing partially or in whole any Indebtedness, exclusive of (i) contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and (ii) guarantees of non-monetary obligations (other than guarantees of completion), in each case under clauses (i) and (ii) which have not yet been called on or quantified, of such Person or of any other Person.  The amount of any Contingent Obligation described in clause (b) above in this definition shall be deemed to be (A) with respect to a guaranty of interest, interest and principal, or operating income, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the interest rate applicable to such Indebtedness, through (x) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (y) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (B) with respect to all guarantees not covered by the preceding clause (A), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and in the footnotes to the most recent financial statements required to be delivered pursuant to Sections 5.1(a) and 5.1(b).  Notwithstanding anything contained herein to the contrary, guarantees of completion or other performance shall not be deemed to be Contingent Obligations unless and until a claim for payment has been made thereunder, at which time any such guaranty of completion or other performance shall be deemed to be a Contingent Obligation in an amount equal to any such claim.  Subject to the preceding sentence, (1) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is Recourse Indebtedness, directly or indirectly to such Person or any of its Subsidiaries), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that (i) such other Person has delivered Cash or Cash Equivalents to secure all or any part of such Person’s obligations under such joint and several guaranty or (ii) such other Person holds an Investment Grade Credit Rating from any of Fitch, Moody’s or S&P, or has creditworthiness otherwise reasonably acceptable to the Administrative Agent, and (2) in the case of a guaranty (whether or not joint

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and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person.  Notwithstanding anything contained herein to the contrary, “Contingent Obligations” shall not be deemed to include guarantees of loan commitments or of construction loans to the extent the same have not been drawn.

“Contractual Obligation” means, as applied to any Person, any provision of any Equity Interests issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Control” means the possession, directly or indirectly, by ownership, contract or otherwise, of the power to direct or cause the direction of the management or policies of a Person.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit F delivered by a Credit Party pursuant to Section 5.8.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, any documents or certificates executed by the Borrower in favor of Issuing Bank relating to Letters of Credit, and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of a Credit Party for the benefit of any Agent, Issuing Bank or any Lender required to be delivered under any of the foregoing.

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Credit Party” means the Borrower and the Guarantors from time to time party to a Credit Document.

“Default” means a condition or event that, with notice or lapse of time or both, shall become an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin applicable to Base Rate Loans, plus (iii) 3% per annum, and (b) when used with respect to Letter of Credit fees, a rate equal to the Applicable Margin for Base Rate Loans plus 3% per annum.

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“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Bank or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code, or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the Issuing Bank, the Swing Line Lender and each other Lender promptly following such determination.

“De-Minimis Subsidiary” means, at any time, any Subsidiary of the Borrower that, on a consolidated basis with its Subsidiaries, has shareholders’ equity of less than $5,000,000.

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“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interests of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Equity Interests which are not Disqualified Equity Interests) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (in each case, other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date that is 91 days after the Revolving Commitment Termination Date; provided, however, that if such Equity Interests are issued to any plan for the benefit of employees of the Borrower or its direct or indirect Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” means any Person other than a natural Person that is (a) a Lender, an Affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (b) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided no Credit Party nor any Affiliate thereof shall be an Eligible Assignee.

“Eligible Real Estate Asset” means any Real Estate Asset the primary use of which is retail, hotel, office, industrial, lodging, multi-family housing, manufactured housing and/or healthcare.

“Employee Benefit Plan” means (a) any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed to by, the Borrower or any of its Subsidiaries other than a Multiemployer Plan or (b) any “employee benefit plan” as defined in Section 3(3) of ERISA, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA, with respect to any ERISA Affiliates of the Borrower or any of its Subsidiaries.

“Environmental Claim” means any investigation, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or

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otherwise), by any Governmental Authority, arising or resulting from or related to any Hazardous Material Activity or violation of any Environmental Law.

“Environmental Laws” means any and all applicable foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other legally binding requirements of Governmental Authorities relating to (a) the protection of the environment, including those relating to any Hazardous Materials Activity; or (b) the generation, use, storage, transportation or disposal of Hazardous Materials, in any manner applicable to the Borrower or any of its Subsidiaries or any Facility.

“Equity Interests” means the capital stock of a corporation, the membership interests of a limited liability company, the partnership interests in a partnership, the joint venture interests in a joint venture, the interests of a beneficiary under a trust or business trust, and all other evidence or instruments of ownership in any legal entity or trust, together with (i) any rights to receive distributions or payments from such corporation, limited liability company, partnership, joint venture, trust, business trust or other legal entity, and all other economic rights and interests of any nature arising from such Person, (ii) any management and voting rights with respect to such corporation, limited liability company, partnership, joint venture, trust, business trust or other legal entity, and (iii) all other rights of and benefits of any nature arising or accruing with respect to the ownership of the capital stock, membership interests, partnership interests, joint venture interests or beneficial interests such corporation, limited liability company, partnership, joint venture, trust, business trust or other legal entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.  Any former ERISA Affiliate of the Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Borrower or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrower or such Subsidiary and with respect to liabilities arising after such period for which the Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required

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installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could give rise to the imposition on the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (j) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code.

“Eurodollar Rate” means for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum equal to (a) the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period and amounts in same day funds comparable to the principal amount of the Eurodollar Rate Loan, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by Administrative Agent in its reasonable discretion), or (b)in the event the rates referenced in the preceding clause (a) are not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by DBNY for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the Eurodollar Rate Loan for which the Eurodollar Rate is then being determined with

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maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Adjusted Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Indebtedness” means Indebtedness included in the Borrower's financial statements in accordance with GAAP but which none of the Borrower or its Subsidiaries (other than Subsidiaries that are CDOs or other securitization entities) is obligated to pay, including all CDOs or other securitization vehicles that are consolidated in accordance with GAAP.

“Excluded Subsidiary”  means (i) a Foreign Subsidiary, (ii) any De-Minimis Subsidiary, (iii) any Subsidiary that is prohibited by applicable Law or by a Contractual Obligation in existence or created at the time of the Subsidiary’s creation or acquisition (other than any Contractual Obligation entered into solely for the purpose of causing such Subsidiary to be an Excluded Subsidiary) from guaranteeing the Guaranteed Obligations, if and for so long as such prohibition exists (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9406, 9407, 9408 or 9409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law or principles of equity); (iv) any non-wholly owned Subsidiary; and (v) a Subsidiary that is a borrower or guarantor of secured Indebtedness (or a direct or indirect parent of such borrower or guarantor (other than the Borrower)), and the terms of such secured Indebtedness prohibit such Subsidiary from guaranteeing the Guaranteed Obligations; provided, however, that in the case of clauses (iii), (iv) and (v) above, such Subsidiary shall no longer constitute an Excluded Subsidiary at such time as the condition prohibiting it from guaranteeing the Guaranteed Obligations, to the extent severable, is no longer effective or enforceable.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the

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laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.23) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(g) and (d) any withholding Taxes imposed under FATCA.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) at any time owned, leased, or operated by the Borrower or any of its Subsidiaries.

“Facility Increase” as defined in Section 2.24(a).

“Facility Increase Arrangers” as defined in Section 2.24(b).

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as reasonably determined by the Person making an Asset Sale or other determination of Fair Market Value.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/10,000 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to

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Administrative Agent on such day on such transactions as reasonably determined by Administrative Agent.

“Fee Letter” means that certain Fee Letter dated as of August 5, 2014 among the Borrower and Lead Arranger.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of the Borrower that such financial statements fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Fitch” means Fitch, Inc.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted EBITDA to (b) Fixed Charges, in each case, for the most recently completed four (4) Fiscal Quarter period (with respect to each four (4) Fiscal Quarter period ending after the Closing Date and on or prior to March 31, 2015, calculated in accordance with the last sentence of the definitions of Adjusted EBITDA and Fixed Charges).

“Fixed Charges” means, for any period, without duplication, the sum of (a) Interest Expense of the type described in clause (i) of the definition thereof for such period but excluding non-cash Interest Expense relating to exchangeable notes and amortization of deferred financing costs, plus (b) the aggregate amount of scheduled principal payments attributable to Combined Total Debt (excluding optional prepayments and scheduled principal payments due on maturity of any such Indebtedness) required to be made during such period by the Borrower or any of its consolidated Subsidiaries, plus (c) the amount of dividends or distributions paid or required to be paid during such period in respect of preferred Equity Interests (excluding any balloon payments payable on maturity of such Equity Interests), in each case of the Borrower and its Consolidated Subsidiaries.  Notwithstanding anything herein to the contrary, Fixed Charges for the four-Fiscal Quarter period ending (a) on September 30, 2014 shall equal (x) Fixed Charges for the Fiscal Quarter ending September 30, 2014 times (y) 4; (b) on December 31, 2014 shall equal (x) Fixed Charges for the two consecutive Fiscal Quarter period ending December 31, 2014 times (y) 2; (c) on March 31, 2015 shall equal (x) Fixed Charges for the three consecutive Fiscal Quarter period ending March 31, 2015 times (y) 4/3; and (d) after March 31, 2015 shall be Fixed Charges for the most recent four-Fiscal Quarter period then ended.

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“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means (a) any Subsidiary that is not a Domestic Subsidiary or (b) any Subsidiary that is a Domestic Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes and substantially all of the assets of which consists of Equity Interests of one or more Foreign Subsidiaries that are controlled foreign corporations within the meaning of Section 957 of the Internal Revenue Code.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Usage other than Letter of Credit Usage as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Funding Guarantors” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, generally accepted accounting principles in the United States of America as in effect from time to time.

“Good Faith Contest” means, in the case of any disputed Tax, Lien, or Environmental Claim, that such matter is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserves or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of such matter which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity of competent authority and jurisdiction exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guaranteed Obligations” as defined in Section 7.1.

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“Guarantor” means (a) on the Closing Date, each of the entities listed on Schedule 1.1(b) hereto and (b) after the Closing Date, each Person listed in clause (a) and each other Subsidiary of the Borrower required to deliver a guaranty or guaranty supplement pursuant to Section 5.8.

“Guarantor Subsidiary” means each Guarantor other than the Borrower.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any substance, material, or waste that is classified, characterized or regulated as “hazardous”, “toxic”, a “pollutant”, or “contaminant”, or words of similar meaning under the Environmental Laws; provided, however, that “Hazardous Materials” shall not include the foregoing items to the extent (a) the same exist on the applicable Real Estate Asset in retail packaging for sale as consumer products or are present in negligible amounts  in connection with the construction, heating and cooling or repair and maintenance activities at such property and are stored and used in accordance with all Environmental Laws or (b) are used in connection with a tire or battery retail store provided the same are stored, sold and used in accordance with all Environmental Laws.

“Hazardous Materials Activity” means any condition, event or occurrence involving any Hazardous Material that has resulted in a violation of Environmental Laws, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials in violation of Environmental Laws.

“Hedge Agreement” means an interest rate or currency swap, cap or collar agreement, foreign exchange agreement, commodity contract or similar arrangement entered into by the Borrower or any of its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (a) the audited consolidated financial statements of the Borrower and its Subsidiaries, for the Fiscal Year ended December 31, 2013, consisting of a consolidated balance sheet and the related consolidated statements of income and cash flows for such Fiscal Year, and (b) the unaudited financial statements of the Borrower and its Subsidiaries for each Fiscal Quarter ended after December 31, 2013 and that have been issued since December 13, 2013 and prior to the Closing Date, consisting of a consolidated balance sheet and the related consolidated statements of income and cash flows for the three-, six- or nine-month period, as applicable, ending on such date.  The

19	Credit and Guaranty Agreement

financial statements filed with or furnished to the SEC by the Borrower (and which are available online) shall be deemed to have been provided by the Borrower.

“Imputed Value” means (i) the appraised value (based on the most recent appraisal received by the applicable lender(s)) of the underlying property with respect to the applicable mezzanine loan less, in each case, (ii) the amount of any subsequent loan loss impairment of the subject mezzanine loan.

“Increased Amount Date” as defined in Section 2.24(a).

“Increased-Cost Lenders” as defined in Section 2.23.

“Indebtedness” means, with respect to any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables and accrued expenses incurred by such Person in the ordinary course of business) and only to the extent such obligations constitute indebtedness for purposes of GAAP, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Equity Interests of such Person (other than (i) obligations existing on the Closing Date that any direct or indirect parent of such Person has the right (subject to satisfaction of applicable securities law requirements, including the filing of registration statements) to satisfy by delivery of its Qualified Equity Interests and (ii) obligations that any direct or indirect parent of such Person is given the right to satisfy by delivery of its Qualified Equity Interests), (h) all Contingent Obligations of such Person in respect of the foregoing items (a) through (g), (i) all obligations of the kind referred to in clause (a) through (h) above secured by any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) the net obligations of such Person in respect of Hedge Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.  The amount of any Indebtedness under clause (i) above shall be limited to the lesser of the amount of such Indebtedness that is Non-Recourse Indebtedness or the fair market value of the assets securing such Indebtedness that is Non-Recourse Indebtedness, as reasonably determined by the Borrower.  The amount of Indebtedness of any Person shall be calculated at the outstanding principal amount based on the contract and not reflecting purchase accounting or other adjustments pursuant to GAAP.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims, actions, judgments,

20	Credit and Guaranty Agreement

suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials present in the environment at concentrations exceeding those allowed by Environmental Laws), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity; provided that the Indemnitees shall use a single outside counsel for all such Indemnitees taken as a whole (and, if reasonably necessary, one local counsel in any relevant material jurisdiction) to represent them, with exceptions in the case of conflicts of interest) (but excluding “overhead” costs and expenses), whether direct, indirect, special or consequential (but subject to Section 10.3(b)) and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) an investigation, suit, action or other legal proceedings relating to this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (b) the Fee Letter and any related fee letter delivered to the Borrower with respect to the transactions contemplated by this Agreement; or (c) any Environmental Claim or any Hazardous Materials Activity relating to or arising from any past or present activity, operation, land ownership, or practice of the Borrower or any of its Subsidiaries.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” as defined in Section 10.3(a).

“Industrial Portfolio Interests” means the preferred equity interests issued by Lower Terra JV, LLC that are owned or otherwise held directly by USIP Terra Preferred-T, LLC in accordance with this Agreement, valued as undepreciated carrying value of gross assets less impairments, indebtedness, initial value of common equity and minority investments.

“Industrial Portfolio Interests Loan Documents” means that certain Reaffirmation, Consent To Transfer and Confirmation of Obligations dated on or around the Closing Date among, inter alios, UB II (Angstrom), LLC and the other borrowers named therein, the guarantors named therein and U.S Bank National Association, as trustee and all material agreements entered into in connection therewith.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names,

21	Credit and Guaranty Agreement

trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Expense” means, for any period, the sum (without duplication) for such period of: (i) total interest expense, whether paid or accrued, of the Borrower and its Consolidated Subsidiaries, including fees payable in connection with this Agreement, charges in respect of letters of credit and the portion of any Capital Lease Obligations allocable to interest expense, but excluding amortization or write-off of debt discount and expense (except as provided in clause (ii) below), (ii) amortization of costs related to interest rate protection contracts and rate buydowns, (iii) capitalized interest and (iv) interest incurred on any liability or obligation that constitutes a Contingent Obligation of the Borrower or any of its Consolidated Subsidiaries, but excluding interest expense arising with respect to Excluded Indebtedness and non-cash interest expense relating to exchangeable notes.

“Interest Payment Date” means with respect to (a) any Loan that is a Base Rate Loan, each January 1, April 1, July 1 and October 1, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (b) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one-, two-, three- or six- months, as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (a) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) of this definition, end on the last Business Day of a calendar month; and (iii) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” means (a) any purchase or other acquisition by the Borrower or any of its Subsidiaries of, or of a beneficial interest in, any Equity Interests, indebtedness or other securities of any other Person; (b) any loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by the Borrower or any of its Subsidiaries to any other Person, including all Indebtedness of that other Person that are not current assets or did

22	Credit and Guaranty Agreement

not arise from sales to that other Person in the ordinary course of business, (c)  the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person, (d) the purchase or other acquisition (in one transaction or a series of transactions) of any Real Estate Asset (and in the case of a Real Estate Asset under development or constituting an unimproved property, capital expenditures with respect to the development or redevelopment thereof, as the case may be) and (e) all investments consisting of any exchange traded or over the counter derivative transaction, including any Hedge Agreement, whether entered into for hedging or speculative purposes or otherwise.  The amount of any Investment of the type described in clauses (a), (b), (c), (d) and (e) shall be the original cost of such Investment plus the cost of all additions thereto, minus repayment of or returns of invested capital on such Investment, but without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Investment Grade Credit Rating” means (a) with respect to Fitch, a credit rating of BBB- or higher, (b) with respect to Moody’s, a credit rating of Baa3 or higher and (c) with respect to S&P, a credit rating of BBB- or higher.

“IRS” means the United States Internal Revenue Service.

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.

“Issuing Bank” means DBNY as Issuing Bank hereunder and other Lenders with a Revolving Commitment that agree in writing with the Borrower and Administrative Agent to issue Letters of Credit hereunder, in each case, together with their respective permitted successors and assigns in such capacity.

“Joinder Agreement” means an agreement in the form of Exhibit I.

“Lead Arranger” as defined in the preamble hereto.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Letter of Credit” means a standby letter of credit issued or to be issued by Issuing Bank pursuant to this Agreement.

“Letter of Credit Sublimit” means the lesser of (a) $25,000,000 and (b) the aggregate unused amount of the Revolving Commitments then in effect.

“Letter of Credit Usage” means, as at any date of determination, the sum of (a) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (b) the aggregate amount of all drawings under Letters of Credit honored by Issuing Bank and not theretofore reimbursed by or on behalf of the Borrower.

23	Credit and Guaranty Agreement

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement in respect of the property of a Person, in each case, in the nature of security (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means the sum of (i) the aggregate sum of all unrestricted and unencumbered (other than pursuant to the Collateral Documents) Cash and Cash Equivalents, determined in accordance with GAAP, held by the Borrower and its Consolidated Subsidiaries plus (ii) Undrawn Availability.

“Loan” means a Revolving Loan and a Swing Line Loan.

“Loan to Value” means the ratio (expressed as a percentage) of (a) the sum of the outstanding principal amount of the subject mezzanine loan and any other indebtedness for borrowed money senior to the subject mezzanine loan that is related to the applicable underlying property over (b) the Imputed Value of such underlying property.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means, a material adverse effect on (a) the business, operations, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole; (b) the rights and remedies of Administrative Agent, the Collateral Agent and the Lenders under any Credit Document; or (c) the legality, validity or enforceability of any Credit Document.

“Material Contract” means any contract or other arrangement to which the Borrower or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect and, in any event, shall include the Organizational Documents of Lower Terra JV, LLC.

“Material Subsidiary” means, at any time, any Subsidiary of the Borrower that, on a consolidated basis with its Subsidiaries, has shareholders’ equity of greater than 5% of total shareholders’ equity of the Borrower and its Subsidiaries, provided that the aggregate shareholders’ equity of all Subsidiaries that are not Material Subsidiaries shall not in any event exceed 15% of total shareholders’ equity of the Borrower and its Subsidiaries.

“Maximum Increase Amount” as defined in Section 2.24(a).

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 100% of the Fronting Exposure of Issuing Bank with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances

24	Credit and Guaranty Agreement

provided in accordance with the provisions of Section 2.25(a)(i), (a)(ii) or (a)(iii), an amount equal to 100% of the Outstanding Amount of all L/C Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and Issuing Bank in their sole discretion.

“Moody’s” means Moody’s Investors Services, Inc.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a customary narrative report describing the operations of the Borrower and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.  For the avoidance of doubt, any such narrative report and/or management discussion and analysis that is in compliance with the requirements of Form 10-Q (in the case of each applicable Fiscal Quarter) and Form 10-K (in the case of each Fiscal Year) under the Exchange Act shall satisfy this definition.

“New Revolving Loan Commitments” as defined in Section 2.24(a).

“New Revolving Loan Lender” as defined in Section 2.24(a).

“New Revolving Loan” as defined in Section 2.24(d).

“Non-Consenting Lender” as defined in Section 2.23.

“Non-Consolidated Entity” means, with respect to any Person, any other Person in which such Person owns, directly or indirectly, Equity Interests but is not a Consolidated Subsidiary of such Person.  Unless otherwise expressly provided, all references in the Credit Documents to a “Non-Consolidated Entity” means a Non-Consolidated Entity of the Borrower.

“Non-Consolidated Real Estate Entity” means a Non-Consolidated Entity that owns, directly or indirectly, as its principal Investment, real property, but shall exclude any such Non-Consolidated Entity that holds, as a material portion of its business, Investments in operating businesses, private equity funds, profit interests and other similar Investments (as determined by the Borrower acting in good faith and on a basis consistent with past practice).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Public Information” means material information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

25	Credit and Guaranty Agreement

“Non-Recourse Indebtedness” means Indebtedness which is not Recourse Indebtedness and in any event shall include Indebtedness incurred as part of an acquisition of a portfolio of assets whereby one pool of assets within such portfolio is financed separately from another pool of assets within such portfolio and such Indebtedness is recourse to both pools of assets within such porfolio, so long as such Indebtedness remains solely with recourse to the assets within such portfolio and to no other assets.

“Non-Recourse Indebtedness Foreclosure” as defined in the definition of Turn-Over Subsidiary.

“Note” means a Revolving Loan Note or a Swing Line Note.

“Notice” means a Funding Notice, an Issuance Notice, or a Conversion/ Continuation Notice.

“Obligations” means all obligations of every nature of each Credit Party owing from time to time to Agents (including former Agents), Lead Arranger, Lenders or any of them under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise required under any Credit Document.

“Obligee Guarantor” as defined in Section 7.7.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Organizational Documents” means (a) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, (d) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended, and (e) for any trust, the trust agreement and any other instrument or agreement relating to the rights between the trustors, trustees and beneficiaries or pursuant to which such trust is formed.  In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar Governmental Authority, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such Governmental Authority.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

26	Credit and Guaranty Agreement

“Other Taxes” means any and all present or future stamp or documentary, intangible, recording, filing or similar Taxes arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.23).

“Paid in Full” means the termination of all the Commitments, payment in full, in cash, of all of the Obligations (other than any unasserted contingent reimbursement or indemnity obligations) (or with respect to Letters of Credit, the Cash Collateralization thereof).

“Participant Register” as defined in Section 10.6(g)(i).

“PATRIOT Act” as defined in Section 3.1(l).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Project Level Financing” means any Indebtedness secured by a mortgage (or negative pledge (which, for purposes of this Agreement and the other Credit Documents, shall constitute a Lien) or similar security instrument in lieu of any of the foregoing) on any Real Estate Asset (or, for convenience, to avoid expense or for other bona fide business purposes of the Borrower, secured by rentals or cash flow of one or more Real Estate Assets but not by a mortgage) or secured by a Lien on any Equity Interests of any Person whose primary asset is (a) the Real Estate Asset financed by such Indebtedness or (b) the Equity Interests of an entity that directly or indirectly owns such Real Estate Asset; provided, that Permitted Project Level Financing shall not be secured by any Collateral.

“Permitted Refinancing” means, with respect to any Person, any modification, amendment, restatement, amendment and restatement, refinancing, refunding, renewal or extension of any Indebtedness of such Person (the “Original Indebtedness”); provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Original Indebtedness except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, amendment, restatement, amendment and restatement, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder (to the extent such commitments could be drawn at the time of such refinancing in compliance with this Agreement) or as otherwise permitted pursuant to Section 6.1, (b) if the Original Indebtedness is subordinated in right of payment to the Obligations, such modification, amendment, restatement, amendment and restatement, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation

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governing the Original Indebtedness, (c) such modification, amendment, restatement, amendment and restatement, refinancing, refunding, renewal or extension shall not be secured (i) by any Lien on any asset other than the assets that secured the Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof); provided, that this clause (c) shall not prohibit such modification, amendment, restatement, amendment and restatement, refinancing, refunding, renewal or extension to be secured by a Lien on assets other than those that secured the Original Indebtedness if such Indebtedness may be secured pursuant to a Permitted Lien or (ii), in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent and (d) at the time thereof, no Event of Default shall have occurred and be continuing.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Platform” as defined in Section 5.1(j).

“Pledge Agreement” means the Pledge Agreement to be executed by the Pledgors substantially in the form of Exhibit G, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Pledged Entities” means, collectively, the Closing Date Pledged Entities and the additional Equity Interests subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, pursuant to the requirements of Sections 5.8 and 5.9.

“Pledgor” as defined in the Pledge Agreement.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for each of Administrative Agent, Swing Line Lender and Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to the Borrower, Administrative Agent and each Lender.

“Projections” as defined in Section 4.8.

“Pro Rata Share” with respect to any Lender means the percentage obtained by dividing (a) the Revolving Exposure of that Lender, by (b) the aggregate Revolving Exposure of all Lenders.

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“Public Lenders” means Lenders that do not wish to receive Non-Public Information with respect to the Borrower, its Subsidiaries or their securities.

“Qualified Equity Interests” means Equity Interests that are not Disqualified Equity Interests.

“Qualified Permitted Liens” as defined in the Pledge Agreement.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then directly owned by any Credit Party or any Subsidiary of a Credit Party in any real property.

“Recipient” means (a) Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Recourse Indebtedness” means any Indebtedness, to the extent that recourse of the applicable lender for non-payment is not limited to (i) such lender’s Liens on a particular asset or group of assets or (ii) a single Person or group of Persons that own only the particular asset or group of assets; provided that customary “bad acts” guarantees, environmental guarantees and similar agreements shall not constitute recourse.

“Refunded Swing Line Loans” as defined in Section 2.3(b)(iv).

“Register” as defined in Section 2.7(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the U.S. Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Reimbursement Date” as defined in Section 2.4(d).

“REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of Sections 856, et seq. of the Internal Revenue Code.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the environment, including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” as defined in Section 2.23.

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“Requisite Lenders” means one or more Lenders having or holding Revolving Exposure and representing more than 50% of the aggregate Revolving Exposure of all Lenders; provided that the Revolving Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Lenders.

“Restricted Junior Payment” means any dividend or other distribution, direct or indirect, on account of any shares of any class of Equity Interests of any Person now or hereafter outstanding, except a dividend payable solely in shares of Qualified Equity Interests of such Person or of any direct or indirect parent of such Person or in rights to subscribe for the purchase of such Qualified Equity Interests.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swing Line Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate.   The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Revolving Commitments as of the Closing Date is $500,000,000.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (a) the third anniversary of the Closing Date, (b) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.13(b), and (c) the date of the termination of the Revolving Commitments pursuant to Section 8.1.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (b) after the termination of the Revolving Commitments, the sum of (i) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (ii) in the case of Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit),  (iii) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (iv) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders), and (v) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans.

“Revolving Loan” means a Loan made by a Lender to the Borrower pursuant to Section 2.2(a).

“Revolving Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

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“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Secured Parties” has the meaning assigned to that term in the Pledge Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of the Borrower substantially in the form of Exhibit E-2.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subject Transaction” as defined in Section 6.7(g).

“Subordinated Indebtedness” means any Indebtedness expressly subordinated in right of payment to the Obligations or that is secured on a junior lien basis to the Liens securing the Obligations.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company, trust, estate or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person.

“Swing Line Lender” means DBNY in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

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“Swing Line Loan” means a Loan made by Swing Line Lender to the Borrower pursuant to Section 2.3.

“Swing Line Note” means a promissory note in the form of Exhibit B-2, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Swing Line Sublimit” means the lesser of (i) $10,000,000, and (ii) the aggregate unused amount of Revolving Commitments then in effect.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Terminated Lender” as defined in Section 2.23.

“Total Asset Value” means, as at any date of determination, solely with respect to the Borrower and its Consolidated Subsidiaries, the sum of (without duplication):

(i)        Cash and Cash Equivalents excluding restricted Cash other than restricted Cash that is being held for future capital expenditures or restricted Cash Collateral posted in respect of Indebtedness; plus

(ii)       operating real estate, including operating real estate that may be held for sale, valued at the lower of (a) the cost basis, and (b) the undepreciated carrying value, each in accordance with GAAP and including intangible amounts associated with purchase price accounting for owned assets; plus

(iii)       real estate debt investments, valued at carrying value in accordance with GAAP; plus

(iv)       Investments in private equity funds, valued at carrying value in accordance with GAAP; plus

(v)       real estate securities, valued at carrying value in accordance with GAAP; plus

(vi)       Investments in Non-Consolidated Entities (other than Investments in Non-Consolidated Real Estate Entities), valued at carrying value in accordance with GAAP; plus

(vii)     other assets, to the extent such assets represent deposits or investments in real property, real estate debt investments or real estate securities investments, valued at carrying value in accordance with GAAP; plus

(viii)    with respect to the real property assets held, directly or indirectly, by a Non-Consolidated Real Estate Entity, each such real property asset valued based on (x) Borrower’s ownership share, multiplied by (y) the lesser of (a) the cost basis, and (b) the

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undepreciated carrying value of each such real property asset, each in accordance with GAAP;

provided that “Total Asset Value” shall exclude the assets of any CDO that has been consolidated on the Borrower's and its Subsidiaries’ financial statements in accordance with GAAP.

“Total Indebtedness to Total Assets Ratio” means the ratio as of the last day of any Fiscal Quarter of (a) Combined Total Debt to (b) Total Asset Value.

“Total Recourse Indebtedness to Total Assets Ratio” means, as at any date of determination, the ratio as of (a) Combined Total Recourse Debt to (b) Total Asset Value.

“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), (b) the aggregate principal amount of all outstanding Swing Line Loans, and (c) the Letter of Credit Usage.

“Turn-Over Subsidiary” means any Subsidiary of the Borrower with respect to which: (i) such Subsidiary is a borrower of Non-Recourse Indebtedness that has either matured or that is the subject of an event of default or equivalent condition beyond the applicable grace period, if any, provided therefor and such event of default or equivalent condition has caused the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders), to accelerate such Indebtedness; (ii) the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) has initiated foreclosure proceedings against the collateral securing such Indebtedness (a “Non-Recourse Indebtedness Foreclosure”); (iii) Borrower has advised Administrative Agent in writing that either it does not intend to contest such Non-Recourse Indebtedness Foreclosure or intends to convey the collateral subject to such Non-Recourse Indebtedness Foreclosure to the lenders of such Indebtedness; and (iv) after giving effect to such Non-Recourse Indebtedness Foreclosure, and the transfer of any and all collateral subject to such Non-Recourse Indebtedness Foreclosure, the Subsidiary would no longer own or control assets (and therefore there would no longer be residual shareholder’s equity in such Subsidiary) sufficient to make it a Material Subsidiary.

“Type of Loan” means (a) with respect to Revolving Loans, a Base Rate Loan or a Eurodollar Rate Loan, and (b) with respect to Swing Line Loans, a Base Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“Undrawn Availability” means (a) the Borrowing Base Value, minus (b) Total Utilization of Revolving Commitments.

“Unencumbered Loans” means each subordinated loan, mezzanine loan and mortgage loan (including preferred equity that has a stated maturity that is not greater than five

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years and is classified as debt under GAAP) owned or otherwise held either (a) directly by BSL Holdings-T, LLC or (b) directly by any Unencumbered Loans SPV, in each case in accordance with this Agreement so long as (i) the lender under such subordinated loan, mezzanine loan or mortgage loan, as the case may be, is not restricted under any Contractual Obligation from transferring its rights, obligations and other interests thereunder, (ii) BSL Holdings-T, LLC or the applicable Unencumbered Loans SPV, as the case may be, is in possession of (x) the original promissory note evidencing such subordinated loan, mezzanine loan or mortgage loan, as the case may be, and (y) all other material loan documents governing such subordinated loan, mezzanine loan or mortgage loan, as the case may be, (iii) BSL Holdings-T, LLC or the applicable Unencumbered Loan SPV, as the case may be, has incurred no Indebtedness other than Contingent Obligations in respect of the Obligations hereunder, (iv) BSL Holdings-T, LLC or the applicable Unencumbered Loan SPV, as the case may be, has not granted or suffered to exist any Liens on any of its assets other than Liens in favor of the Collateral Agent; (v) the lender under such subordinated loan, mezzanine loan or mortgage loan, as the case may be, shall have received an appraisal of the underlying property with respect to such loan; and (vi) with respect to any mezzanine loans that have a Loan to Value of over 85%, such mezzanine loans shall not constitute more than 30% of the aggregate net carrying value of all Unencumbered Loans.

“Unencumbered Loans SPV” means any wholly-owned direct Subsidiary of BSL Holdings-T, LLC that holds subordinated loans, mezzanine loans or mortgage loans (including preferred equity that has a stated maturity that is not greater than five years and is classified as debt under GAAP) to be included in the Borrowing Base, and which (a) is a Guarantor hereunder, (b) has had all of its Equity Interests pledged to the Collateral Agent, for the benefit of the Secured Parties, to secure the Obligations, and (c) has no other assets other than those described above.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” as defined in Section 2.20(f).

“Utilization of Revolving Commitments” means, as at any date of determination, with respect to any Lender, the sum of (i) the aggregate outstanding principal amount of the Revolving Loans of that Lender (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), (ii) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit and (iii) the aggregate amount of all participations by that Lender in any outstanding Swing Line Loans.

“Wholly Owned Subsidiary” means, as to any Person or Persons, any Subsidiary of any of such Person or Persons all of the Equity Interests of which (other than directors’ qualifying shares) is owned by such Person or Persons directly or indirectly.

“Withholding Agent” means any Credit Party and Administrative Agent.

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1.2.   Accounting Terms.   Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements required to be delivered by the Borrower to Administrative Agent pursuant to Section 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation.  Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall (i) utilize accounting principles and policies in conformity with GAAP and (ii) shall not give effect to any election made by the Borrower or any of its Subsidiaries under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party or any Non-Consolidated Real Estate Entity at “fair value.”  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and the Borrower shall so request, Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in conformity with those accounting principles and policies in effect before giving effect to such change in GAAP.

1.3.   Interpretation, Etc.    Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided.  The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.  The terms lease and license shall include sub-lease and sub-license, as applicable.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made as set forth in Section 2.16(e) and (f), the

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provisos set forth in the definition of “Interest Period”, or, to the extent provided in any amendment, waiver, or modification of a Credit Document, as provided therein, as applicable.  Whenever performance of any other obligation or agreement is required on a day that is not a Business Day, the date for such performance shall be extended to the next succeeding Business Day.

SECTION 2.   LOANS AND LETTERS OF CREDIT

2.1.   Intentionally Omitted.

2.2.   Revolving Loans.

(a)   Revolving Commitments.  During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans denominated in Dollars to the Borrower in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall (i) the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect or (ii) the ratio of the Borrowing Base Value to the Total Utilization of Revolving Commitments be less than 1.50:1.00.  Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Commitment Period.  Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b)   Borrowing Mechanics for Revolving Loans.

(i)   Revolving Loans that are Base Rate Loans (other than Revolving Loans made pursuant to Section 2.4(d)), shall be made in an aggregate minimum amount of $500,000 and integral multiples of $250,000 in excess of that amount, and Revolving Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.

(ii)   Subject to Section 3.2(b), whenever the Borrower desires that Lenders make Revolving Loans, the Borrower shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 11:00 a.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a Eurodollar Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan.  Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing in accordance therewith.

(iii)   Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each

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applicable Lender by facsimile or electronic mail with reasonable promptness, but (provided Administrative Agent shall have received such notice by 11:00 a.m. (New York City time)) not later than 3:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from the Borrower.

(iv)    Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Principal Office of Administrative Agent.  Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of the Borrower at the Principal Office of Administrative Agent or such other account as may be designated in writing to Administrative Agent by the Borrower.

2.3.   Swing Line Loans.

(a)   Swing Line Loans Commitments.   During the Revolving Commitment Period, subject to the terms and conditions hereof, Swing Line Lender may, in its sole discretion, make Swing Line Loans denominated in Dollars to the Borrower in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided, that after giving effect to the making of any Swing Line Loan, in no event shall (i) the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect or (ii) the ratio of the Borrowing Base Value to the Total Utilization of Revolving Commitments be less than 1.50:1.00.  Amounts borrowed pursuant to this Section 2.3 may be repaid and reborrowed during the Revolving Commitment Period.  Swing Line Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full no later than the earlier of (i) five (5) Business Days after the date such Swing Line Loan was drawn and (ii) the Revolving Commitment Termination Date.

(b)   Borrowing Mechanics for Swing Line Loans.

(i)   Swing Line Loans shall be made in an aggregate minimum amount of $250,000 and integral multiples of $50,000 in excess of that amount.

(ii)   Subject to Section 3.2(b), whenever the Borrower desires that Swing Line Lender make a Swing Line Loan, the Borrower shall deliver to Administrative Agent a Funding Notice no later than 1:00 p.m. (New York City time) on the proposed Credit Date.

(iii)   Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 3:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office.  Except as provided herein, upon satisfaction or waiver of the

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conditions precedent specified herein, Administrative Agent shall make the proceeds of such Swing Line Loans available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by Administrative Agent from Swing Line Lender to be credited to the account of the Borrower at Administrative Agent’s Principal Office, or to such other account as may be designated in writing to Administrative Agent by the Borrower.

(iv)   With respect to any Swing Line Loans which have not been voluntarily prepaid by the Borrower pursuant to Section 2.13 or mandatorily prepaid by the Borrower in accordance with the last sentence of Section 2.3(a), Swing Line Lender may at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to the Borrower), no later than 11:00 a.m. (New York City time) at least one Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to the Borrower on such Credit Date in an aggregate amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which Swing Line Lender requests Lenders to prepay.  Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to the Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender to the Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note, if any, of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans to the Borrower and shall be due under the Revolving Loan Note, if any, issued by the Borrower to Swing Line Lender.  If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of the Borrower from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.17.

(v)   If for any reason Revolving Loans are not made pursuant to Section 2.3(b)(iv) in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after written demand for the making thereof by Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon.  Upon one Business Day’s notice from Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of Swing Line Lender. In order to evidence such participation, each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of

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Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender.  In the event any Lender holding a Revolving Commitment fails to make available to Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on written demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

(vi)   Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that Swing Line Lender had not received prior notice from the Borrower or Requisite Lenders that any of the conditions under Section 3.2 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans were not satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made; and (2) Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, (B) it does not in good faith believe that all conditions under Section 3.2 to the making of such Swing Line Loan have been satisfied or waived by Requisite Lenders or (C) at a time when any Lender is a Defaulting Lender unless (x) first, Administrative Agent is holding sufficient Cash Collateral for the obligations of such Defaulting Lender, (y) second, after taking into account the reallocation of such Defaulting Lender’s participation obligations pro rata, among the non-Defaulting Lenders, the Utilization of Revolving Commitments of such Lenders does not exceed their respective Revolving Commitments or (z) third, Swing Line Lender has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate Swing Line Lender’s risk with respect to the Defaulting Lender’s participation obligations in respect of such Swing Line Loan, including by Cash collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.

(c)   Resignation and Removal of Swing Line Lender.  Swing Line Lender may resign as Swing Line Lender upon 30 days prior written notice to Administrative Agent, Lenders and the Borrower.  Swing Line Lender may be replaced at any time by written agreement among the Borrower, Administrative Agent, the replaced Swing Line Lender (provided that no consent of the replaced Swing Line Lender will be required if the replaced Swing Line Lender has no Swing Line Loans outstanding) and the successor Swing Line

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Lender.  Administrative Agent shall notify Lenders of any such replacement of Swing Line Lender.  At the time any such replacement or resignation shall become effective, (i) the Borrower shall prepay any outstanding Swing Line Loans made by the resigning or removed Swing Line Lender, (ii) upon such prepayment, the resigning or removed Swing Line Lender shall surrender any Swing Line Note held by it to the Borrower for cancellation, and (iii) the Borrower shall issue, if so requested by the successor Swing Line Loan Lender, a new Swing Line Note to the successor Swing Line Lender, in the principal amount of the Swing Line Sublimit then in effect and with other appropriate insertions. From and after the effective date of any such replacement or resignation, (x) any successor Swing Line Lender shall have all the rights and obligations of a Swing Line Lender under this Agreement with respect to Swing Line Loans made thereafter and (y) references herein to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lender, or to such successor and all previous Swing Line Lenders, as the context shall require.

2.4.   Issuance of Letters of Credit and Purchase of Participations Therein.

(a)   Letters of Credit.  During the Revolving Commitment Period, subject to the terms and conditions hereof, Issuing Bank agrees to issue Letters of Credit for the account of the Borrower in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $25,000 or such lesser amount as the Issuing Bank and the Borrower may agree; (iii) after giving effect to such issuance, in no event shall (x) the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect or (y) the ratio of the Borrowing Base Value to the Total Utilization of Revolving Commitments be less than 1.50:1.00; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; and (v) no Letter of Credit shall have an expiration date later than the earlier of (1) five days prior to the third anniversary of the Closing Date (the “Letter of Credit Expiration Date”) and (2) the date which is one year from the date of issuance of such Letter of Credit; provided, however, that Issuing Bank may agree in its reasonable discretion that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each (but in any event, not beyond the Letter of Credit Expiration Date unless the Borrower shall, not later than five days preceding the Letter of Credit Expiration Date, Cash Collateralize in accordance with Section 2.25, an amount equal to the Minimum Collateral Amount with respect to any Letters of Credit having an expiry date later than the Letter of Credit Expiration Date; provided, further, that the obligations under this Section 2.4 in respect of such Letters of Credit of (i) the Borrower shall survive the Revolving Commitment Termination Date and shall remain in effect until no such Letters of Credit remain outstanding and (ii) each Lender shall be reinstated, to the extent any such Cash Collateral, the application thereof or reimbursement in respect thereof is required to be returned to the Borrower by Issuing Bank after the Revolving Commitment Termination Date and while the related Letter of Credit remains outstanding. Amounts held in such cash collateral account shall be held and applied by Administrative Agent in the manner and for the purposes set forth in Section 2.4(d)), unless Issuing Bank elects not to extend for any such additional period; provided, Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time Issuing Bank must elect to allow such extension; provided, further, if any Lender is a

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Defaulting Lender, Issuing Bank shall not be required to issue any Letter of Credit unless (x) first, Administrative Agent is holding sufficient Cash Collateral for the obligations of such Defaulting Lender, (y) second, after taking into account the reallocation of such Defaulting Lender’s participation obligations pro rata, among the non-Defaulting Lenders, the Utilization of Revolving Commitments of such Lenders does not exceed their respective Revolving Commitments or (z) third, Issuing Bank has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate Issuing Bank’s risk with respect to the Defaulting Lenders’ participation obligations in respect of Letters of Credit of the Defaulting Lender, including by Cash Collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage.

(b)   Notice of Issuance.  Subject to Section 3.2(b), whenever the Borrower desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent an Issuance Notice no later than 12:00 p.m. (New York City time) at least three Business Days, or such shorter period as may be agreed to by Issuing Bank in any particular instance, in advance of the requested date of issuance.  Subject to satisfaction or waiver of the conditions set forth in Section 3.2, Issuing Bank shall issue the requested Letter of Credit on the requested date of issuance in accordance with Issuing Bank’s standard operating procedures.  Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, Issuing Bank shall promptly notify each Lender with a Revolving Commitment of such issuance, and, if requested by a Lender, provide a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.4(e).

(c)   Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments.  In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.  As between the Borrower and Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Bank by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Acts; none of the

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above shall affect or impair, or prevent the vesting of, any of Issuing Bank’s rights or powers hereunder.  Without limiting the foregoing and in furtherance thereof, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of Issuing Bank to the Borrower.  Notwithstanding anything to the contrary contained in this Section 2.4(c), each Borrower shall retain any and all rights it may have against Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(d)   Reimbursement by the Borrower of Amounts Drawn or Paid Under Letters of Credit.  In the event Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify the Borrower and Administrative Agent, and the Borrower shall reimburse Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless the Borrower shall have notified Administrative Agent and Issuing Bank prior to 10:00 a.m. (New York City time) on the date such drawing is honored that the Borrower intends to reimburse Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, the Borrower shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Lenders with Revolving Commitments to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.2, Lenders with Revolving Commitments shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the aggregate amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the Borrower shall reimburse Issuing Bank, on written demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received.  Nothing in this Section 2.4(d) shall be deemed to relieve any Lender with a Revolving Commitment from its obligation to make Revolving Loans on the terms and conditions set forth herein, and the Borrower shall retain any and all rights it may have against any such Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.4(d).

(e)   Lenders’ Purchase of Participations in Letters of Credit.  Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder.  In the event that the Borrower shall fail for any reason to reimburse Issuing Bank as provided in Section 2.4(d), Issuing Bank shall promptly notify each Lender with a Revolving Commitment

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of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments.  Each Lender with a Revolving Commitment shall make available to Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first Business Day after the date notified by Issuing Bank.  In the event that any Lender with a Revolving Commitment fails to make available to Issuing Bank on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.4(e), Issuing Bank shall be entitled to recover such amount on written demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Issuing Bank for the correction of errors among banks and thereafter at the Base Rate.  Nothing in this Section 2.4(e) shall be deemed to prejudice the right of any Lender with a Revolving Commitment to recover from Issuing Bank any amounts made available by such Lender to Issuing Bank pursuant to this Section in the event that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Issuing Bank.  In the event Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.4(e) for all or any portion of any drawing honored by Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by Issuing Bank from the Borrower in reimbursement of such honored drawing when such payments are received.  Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.

(f)   Obligations Absolute.  The obligation of the Borrower to reimburse Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.4(d) and the obligations of Lenders under Section 2.4(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which the Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Bank, Lender or any other Person or, in the case of a Lender, against the Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not strictly comply with the terms of such Letter of Credit; (v) any payment made by the Issuing Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code; (vi) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries; (vii)

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any breach hereof or any other Credit Document by any party thereto; (viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (ix) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Bank under the circumstances in question as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(g)   Indemnification.  Without duplication of any obligation of the Borrower under Sections 2.20, 10.2 or 10.3, in addition to amounts payable as provided herein, the Borrower hereby agrees to protect, indemnify, pay and save harmless Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, out-of-pocket expenses and disbursements of outside counsel) which Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction or (2) the wrongful dishonor by Issuing Bank of a proper written demand for payment made under any Letter of Credit issued by it, or (ii) the failure of Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act; provided, that to the extent such claims, demands, liabilities, damages, losses, costs, charges and expenses relate to Taxes, they shall be subject to the provisions of Section 2.20.

(h)   Resignation and Removal of Issuing Bank.  An Issuing Bank may resign as Issuing Bank upon 60 days prior written notice to Administrative Agent, Lenders and the Borrower.  An Issuing Bank may be replaced at any time by written agreement among the Borrower, Administrative Agent, the replaced Issuing Bank (provided that no consent of the replaced Issuing Bank will be required if the replaced Issuing Bank has no Letters of Credit or reimbursement Obligations with respect thereto outstanding) and the successor Issuing Bank.  Administrative Agent shall notify Lenders of any such replacement of such Issuing Bank.  At the time any such replacement or resignation shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank.  From and after the effective date of any such replacement or resignation, (i) any successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement or resignation of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.

(i)   Conflicts with Letter of Credit Documentation.  In the event of any conflict or inconsistency between the terms hereof and any Letter of Credit documentation, the terms hereof shall control and all representations, warranties or covenants contained in any Letter of

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Credit documentation shall be qualified in the manner and to the extent set forth herein mutatis mutandis and to the extent not contained herein shall be null and void.

2.5.   Pro Rata Shares; Availability of Funds.

(a)   Pro Rata Shares.  Subject to Section 2.22, all Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that, except to the extent set forth in Section 2.22(a)(iv), no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b)   Availability of Funds.  Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify the Borrower and the Borrower shall promptly pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.6.   Use of Proceeds.  The proceeds of the Revolving Loans, Swing Line Loans and Letters of Credit made on and after the Closing Date may be applied by the Borrower for working capital and general corporate purposes of the Borrower and its Subsidiaries. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

2.7.   Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)   Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender,

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including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Subject to the entries in the Register (which shall be controlling), any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or the Borrower’ Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)   Register.  Administrative Agent (or its agent or sub-agent appointed by it), acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitments and Loans of each Lender from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Revolving Commitments and the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Borrower’s Obligations in respect of any Loan. Borrower hereby designates Administrative Agent to serve as Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.7, and Borrower hereby agree that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c)   Notes.  If so requested by any Lender by written notice to the Borrower (with a copy to Administrative Agent) at least three Business Days prior to the Closing Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the Borrower’ receipt of such notice) a Note or Notes to evidence such Lender’s Revolving Loan or Swing Line Loan, as the case may be.

2.8.   Interest on Loans.

(a)   Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)   in the case of Revolving Loans:

(1) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

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(2) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin; or

(ii)   in the case of Swing Line Loans, at the Base Rate plus the Applicable Margin.

(b)   The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan which can be made and maintained as Base Rate Loans only), and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by the Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.

(c)   In connection with Eurodollar Rate Loans there shall be no more than eight (8) Interest Periods outstanding at any time. In the event the Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event the Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice requesting a Eurodollar Rate Loan, the Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

(d)   Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans (including Swing Line Loans), on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of all other Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e)   Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to the day immediately preceding such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall

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accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

(f)   Except to the extent funded with Revolving Loans deemed made pursuant to Section 2.4(d), the Borrower agrees to pay to Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrower at a rate equal to (i) for the period from the date one Business Day following the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans and (ii) thereafter, a rate determined in accordance with Section 2.10.

(g)   Interest payable pursuant to Section 2.8(f) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on written demand or, if no such demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by Issuing Bank of any payment of interest pursuant to Section 2.8(f), Issuing Bank shall distribute to each Lender, out of the interest received by Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrower.

2.9.   Conversion/Continuation.

(a)   Subject to Section 2.18 and so long as no Event of Default shall have occurred and then be continuing, the Borrower shall have the option:

(i)   to convert at any time all or any part of any Revolving Loan equal to $1,000,000 and integral multiples of $250,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless the Borrower shall pay all amounts due under Section 2.18 in connection with any such conversion; or

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(ii)   upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $250,000 in excess of that amount as a Eurodollar Rate Loan.

(b)   Subject to Section 3.2(b), The Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 11:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

2.10.   Default Interest.

(a)   Upon the occurrence and during the continuance of an Event of Default, the principal amount of Loans outstanding and, to the extent permitted by applicable law, any overdue interest payments on the Loans or any overdue fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on written demand at a rate equal to the Default Rate.

(b)   Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.11.   Fees.

(a)   The Borrower agree to pay to Lenders having Revolving Exposure:

(i)   commitment fees equal to (1) the daily difference between (a) the Revolving Commitments and (b) the aggregate principal amount of (x) all outstanding Revolving Loans (for the avoidance of doubt, excluding Swing Line Loans) plus (y) the Letter of Credit Usage, times (2) the Applicable Revolving Commitment Fee Percentage; and

(ii)   letter of credit fees equal to (1) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, times (2) the aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

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All fees referred to in this Section 2.11(a) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(b)   The Borrower agree to pay directly to Issuing Bank, for its own account, the following fees:

(i)   a fronting fee equal to the lesser of (x) $1,500 per annum and (y) 0.125% per annum, times the aggregate daily maximum amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination); and

(ii)   such documentary and processing charges and courier delivery fees for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c)   All fees referred to in Section 2.11(a) and 2.11(b)(i) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.

(d)   In addition to any of the foregoing fees, the Borrower agree to pay to Agents such other fees in the amounts and at the times separately agreed upon in writing.

2.12.   Scheduled Payments/Commitment Reductions.  The principal amounts of the Revolving Loans, together with all other amounts owed hereunder with respect thereto, shall be paid in full no later than the Revolving Commitment Termination Date.

2.13.   Voluntary Prepayments/Commitment Reductions.

(a)   Voluntary Prepayments.

(i)   Any time and from time to time:

(1)         with respect to Base Rate Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $500,000 and integral multiples of $250,000 in excess of that amount (or the remaining outstanding balance of such Loans);

(2)         with respect to Eurodollar Rate Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount (or the remaining outstanding balance of such Loans); and

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(3)         with respect to Swing Line Loans, the Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $250,000, and in integral multiples of $50,000 in excess of that amount (or the remaining outstanding balance of such Loans).

(ii)   All such prepayments shall be made:

(1)         upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans;

(2)         upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans; and

(3)         upon written or telephonic notice on the date of prepayment, in the case of Swing Line Loans;

in each case given to Administrative Agent or Swing Line Lender, as the case may be, by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to Administrative Agent (and Administrative Agent will promptly transmit such original notice for Revolving Loans by facsimile, electronic mail or telephone to each Lender) or Swing Line Lender, as the case may be. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided, that any such notice may be conditioned on the consummation of a refinancing or other transaction and may be rescinded or postponed on or prior to the proposed prepayment date if such refinancing or other transaction is not consummated or is delayed. Any such voluntary prepayment shall be applied as specified in Section 2.15(a).

(b)   Voluntary Commitment Reductions.

(i)   The Borrower may, upon not less than three Business Days’ prior written or telephonic notice promptly confirmed by delivery of written notice thereof to Administrative Agent (which original written notice Administrative Agent will promptly transmit by facsimile, electronic mail or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction (after giving effect to any concurrent prepayments on such date); provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii)   The Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in the Borrower’s notice and shall reduce the

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Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof; provided, that any such notice may be conditioned on the consummation of a refinancing or other transaction and may be rescinded or postponed on or prior to the proposed reduction date if such refinancing or other transaction is not consummated or is delayed.

2.14.   Mandatory Prepayments.

(a)   If for any reason the Total Utilization of Revolving Commitments at any time exceeds the aggregate Revolving Commitments at such time, the Borrower shall immediately prepay Revolving Loans, Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.

(b)   If on the last day of any Fiscal Quarter, the ratio of the Borrowing Base Value (as calculated in the Borrowing Base Certificate required to be delivered for such Fiscal Quarter pursuant to Section 5.1(i) or the most recently delivered Borrowing Base Certificate delivered pursuant to Section 2.26) to the Total Utilization of Revolving Commitments is less than 1.50:1.00 at such time, the Borrower shall within five (5) Business Days after the date on which the financial statements for such Fiscal Quarter are required to be delivered pursuant to Section 5.1(a) either (i) prepay Revolving Loans, Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount sufficient to cause such ratio to be not less than 1.50:1.00 at such time or (ii) add additional CDO Bonds or Unencumbered Loans to the Borrowing Base with aggregate net carrying values at least sufficient to cause such ratio to be not less than 1.50:1.00 at such time.

2.15.   Application of Prepayments/Reductions.

(a)   Application of Prepayments by Type of Loans.  Except for any prepayments during the continuance of an Event of Default, any prepayment of any Loan pursuant to Section 2.13(a) shall be applied as specified by the Borrower in the applicable notice of prepayment. Except for any prepayments during the continuance of an Event of Default, any prepayment of any Loan pursuant to Section 2.14 and any prepayment of a Loan pursuant to Section 2.13(a) for which the Borrower has not specified the Loans to which any such prepayment shall be applied shall be applied as follows:

first, to repay outstanding Swing Line Loans to the full extent thereof;

second, to repay outstanding Revolving Loans to the full extent thereof; and

third, to Cash Collateralize any outstanding Letters of Credit.

(b)   Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Any prepayment shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.18(c).

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(c)   Application of Prepayments During the Continuance of an Event of Default.   During the continuance of an Event of Default, Agent may, and shall upon the direction of Requisite Lenders, apply any and all payments received by Agent in respect of any Obligation in accordance with clauses first through fifth below.

first, to the payment of all costs and expenses of Administrative Agent and Collateral Agent to the extent such costs and expenses are payable or reimbursable by the Credit Parties hereunder and all amounts for which Administrative Agent and Collateral Agent are entitled to indemnification hereunder;

second, to the payment of all costs and expenses of the other Secured Parties to the extent such costs and expenses are payable or reimbursable by the Credit Parties hereunder and all amounts for which the other Secured Parties are entitled to indemnification hereunder;

third, to the payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal, reimbursement Obligations with respect to Letters of Credit and obligations to Cash collateralize Letters of Credit), in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

fourth, to the payment in full in cash, pro rata, of the principal amount of the Obligations and any premium thereon (including reimbursement Obligations with respect to Letters of Credit and obligations to Cash collateralize Letters of Credit); and

fifth, the balance, if any, to the Person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses first through fifth of this Section 2.15(c), the Credit Parties shall remain liable, jointly and severally, for any deficiency. The order of priority set forth in clauses first through fifth of this Section 2.15(c) and the related provisions of this Agreement are set forth solely to determine the rights and priorities of Administrative Agent, Collateral Agent and the Lenders as among themselves. The order of priority set forth in clauses second through fifth of this Section 2.15(c) may at any time and from time to time be changed by the Requisite Lenders without necessity of notice to or consent of or approval by Borrower or any other Person; provided, however, that the foregoing shall not be deemed to diminish any consent rights of the Lenders under Section 10.5. The order of priority set forth in clause first of this Section 2.15(c) may be changed only with the prior written consent of Collateral Agent and Administrative Agent.

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2.16.   General Provisions Regarding Payments.

(a)   All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, set-off or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 2:00 p.m. (New York City time) on the date due at the Principal Office of Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

(b)   All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans and Swing Line Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)   Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)   Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)   Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to Revolving Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(f)   Administrative Agent shall deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) on the date due to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to the Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.

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(g)   If an Event of Default shall have occurred and is continuing, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents in respect of any of the Obligations shall be applied in accordance with the application arrangements described in Section 8.2.

2.17.   Ratable Sharing.  Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may, to the extent not prohibited by law, exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.17 shall not be construed to apply to (a) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

2.18.   Making or Maintaining Eurodollar Rate Loans.

(a)   Inability to Determine Applicable Interest Rate.  In the event that Administrative Agent shall have determined in good faith (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by facsimile, electronic mail or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such

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time as Administrative Agent notifies the Borrower and Lenders that the circumstances giving rise to such notice no longer exist (which notice shall be given as soon as reasonably practicable), and (ii) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded or converted into a request for borrowing of Base Rate Loans at the Borrower’s option, in each case without payment of any amount under Section 2.18(c).

(b)   Illegality or Impracticability of Eurodollar Rate Loans.  In the event that on any date any Lender shall have determined in good faith (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrower and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by e-mail or by telephone confirmed in writing) to the Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). If Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by each Affected Lender (which withdrawal shall be made as soon as reasonably practicable), (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Lender’s) obligations to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written or telephonic notice (promptly confirmed by delivery of written notice thereof) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.18(b) shall affect the obligation of any Lender other than an Affected Lender to make

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or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

(c)   Compensation for Breakage or Non-Commencement of Interest Periods.  The Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower.

(d)   Booking of Eurodollar Rate Loans.  Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)   Assumptions Concerning Funding of Eurodollar Rate Loans.  Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.

2.19.   Increased Costs; Capital Adequacy.

(a)   Compensation For Increased Costs and Taxes.  In the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law: (i) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); (ii) subjects any Recipient to any Taxes (other than (A)

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Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes); or (iii) imposes any other condition, cost or expense (other than Taxes) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrower shall promptly, but in no event more than ten (10) Business Days after such Lender’s demand, pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder, so long as such Lender generally requires similar obligors under other credit facilities of this type made available by such Lender to similarly so compensate such Lender. Such Lender shall deliver to the Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)   Capital Adequacy Adjustment.  In the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(b)) shall have determined that any Change in Law or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy or liquidity), then from time to time, promptly but in any event no more than ten (10) Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction, so long as such Lender generally requires similar obligors under other credit facilities of this type made available by such Lender to similarly so compensate such Lender. Such Lender shall deliver to the Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.20.   Taxes; Withholding, Etc.

(a)   Defined Terms.  For purposes of this Section 2.20, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

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(b)   Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)   Payment of Other Taxes by Borrower.  The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)   Indemnification by Borrower.  The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Notwithstanding the foregoing, no Recipient shall be entitled to any indemnification or reimbursement pursuant to this Section to the extent such Recipient has not made demand therefore (as set forth above) within one year after the payment of the Tax giving rise to such entitlement or, if later, such Recipient having knowledge of such Tax being applicable.

(e)   Indemnification by the Lenders.  Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any

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Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.20(e).

(f)   Evidence of Payments.  As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.20, such Credit Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(g)   Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to Borrower and Administrative Agent (and, if requested, any other Credit Party), at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by a Credit Party or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by a Credit Party or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by a Credit Party or Administrative Agent as will enable a Credit Party or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Borrower,

(A) any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article

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of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E (or applicable successor form); or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (or applicable successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by

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Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(h)   Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.20(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.20(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.20(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.20(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)   Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.21.   Obligation to Mitigate.  Each Lender (which term shall include Issuing Bank for purposes of this Section 2.21) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such

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Lender and any corporation controlling such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender or any corporation controlling such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error. Notwithstanding anything in Section 2.18, 2.19 or 2.20 to the contrary, the Borrower shall not be required to compensate a Lender pursuant to such Sections for any amount incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender obtains actual knowledge of the event that gives rise to such claim (except that, if the change giving rise to such claim is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

2.22.   Defaulting Lenders.

(a)   Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)   Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.5 and in the definition of “Requisite Lenders”.

(ii)   Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or Swing Line Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.25; fourth, as the Borrower may request (so long as no Event of Default has occurred and is

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continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as deter-mined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.25; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit reimbursement obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Usage owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Usage owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Usage and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.22(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)   Certain Fees.

(A)      No Defaulting Lender shall be entitled to receive any fee payable under Section 2.11(a)(i) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)      Each Defaulting Lender shall be entitled to receive letter of credit fees payable under Section 2.11(a)(ii) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.24.

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(C)      With respect to any fee payable under Section 2.11(a)(i) or Section 2.11(a)(ii) not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such De-faulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Usage or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)   Reallocation of Pro Rata Shares to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Usage and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the Utilization of Revolving Commitments of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)   Cash Collateral, Repayment of Swing Line Loans. If the real-location described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.24.

(b)   Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.22(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender;

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and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.23.   Removal or Replacement of a Lender.  Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section  2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after the Borrower’ request for such withdrawal; or (b) (i) any Lender shall be a Defaulting Lender (and shall continue to be on the date of the Borrower’s notice referred to below) and (ii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after the Borrower’ request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), the Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of their election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and the Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased-Cost Lender or a Non-Consenting Lender (and no fees shall be payable in connection with any such assignment from a Defaulting Lender); provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings under Letters of Credit that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (2) on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20 or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided, the Borrower may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, arrangements reasonably satisfactory to such Issuing Bank (including (x) the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such Issuing Bank or (y) Cash Collateralizing the face amount of all Letters of Credit of such Issuing Bank in an amount equal to the Minimum Collateral Amount for such Letters of Credit) have been made with respect to each outstanding Letter of Credit issued by such Issuing Bank (or such outstanding Letter of Credit has been

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cancelled). Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of a Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6.

2.24.   Incremental Facilities.

(a)   The Borrower, by written notice to Administrative Agent and the Lead Arranger on one or more occasions prior to the Revolving Commitment Termination Date, may elect to request an increase to the existing Revolving Commitments (any such increase, the “New Revolving Loan Commitments”), by an amount that would result in all Revolving Commitments (both existing and New Revolving Loan Commitments) not exceeding $600,000,000 in the aggregate (each such amount in addition to the Revolving Commitments as of the Closing Date, a “Facility Increase” and the maximum aggregate increase, the “Maximum Increase Amount”) and not less than $25,000,000 per request (or such lesser amount which shall be approved by Administrative Agent and the Lead Arranger or such lesser amount that shall constitute the difference between the Maximum Increase Amount and all such New Revolving Loan Commitments obtained prior to such date), and integral multiples of $10,000,000 in excess of that amount. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Revolving Loan Commitments shall be effective, which shall be a date not less than 10 Business Days, nor more than 30 Business Days after the date on which such notice is delivered to Administrative Agent and Lead Arranger and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Revolving Loan Lender”) to whom the Borrower proposes any portion of such New Revolving Loan Commitments be allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the New Revolving Loan Commitments may elect or decline, in its sole discretion, to provide a New Revolving Loan Commitment.

(b)   Administrative Agent and Lead Arranger (in such capacity, the “Facility Increase Arrangers”), unless any of them separately waives such right, will manage all aspects of the syndication of the proposed New Revolving Loan Commitments, including identifying each New Revolving Loan Lender to whom any portion of the New Revolving Loan Commitments shall be allocated, the timing of all offers to Lenders and other Eligible Assignees and the acceptance of commitments, the amounts offered and the compensation provided; provided, that (i) the Facility Increase Arrangers will consult with the Borrower with

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respect to the syndication of the proposed New Revolving Loan Commitments, (ii) any allocation to any Eligible Assignee that is not a Lender, Affiliate of a Lender or a Related Fund shall be subject to the consent of the Borrower and Administrative Agent (in each case not to be unreasonably withheld or delayed), (iii) in the event the Facility Increase Arrangers are unable to fully syndicate the proposed Facility Increase by the date which is 5 Business Days prior to the applicable Increased Amount Date, the Borrower may identify Persons who are Eligible Assignees to whom the Facility Increase Arrangers shall allocate any unsyndicated portion of the Facility Increase, subject to Administrative Agent’s consent right as set forth in subclause (ii) above, and (iv) in the event the Borrower is able to identify Persons who are Eligible Assignees and who are willing to commit to all or a portion of the Facility Increase for compensation that is no greater than the compensation required by the Persons identified by the Facility Increase Arrangers, the Facility Increase Arrangers shall allocate such portion of the Facility Increase to such Persons identified by the Borrower, subject to Administrative Agent’s consent right as set forth in subclause (ii) above. Subject to the immediately preceding sentence, the Facility Increase Arrangers and each Lender shall have the ongoing right to sell, assign, syndicate, participate, or transfer all or a portion of its Commitment or Loans owing to it or other Obligations to one or more investors as otherwise provided in Section 10.6.  Without limitation on the Facility Increase Arrangers’ rights as set forth herein, in the event there are Lenders and Eligible Assignees that have committed to New Revolving Loan Commitments in excess of the maximum amount requested (or permitted), then the Facility Increase Arrangers shall have the right to allocate such commitments, first to Lenders and then to Eligible Assignees, on whatever basis the Facility Increase Arrangers determine is appropriate (except that the Facility Increase Arrangers will consult with the Borrower with respect to such allocations).

(c)   Such New Revolving Loan Commitments shall become effective as of such Increased Amount Date, subject to the satisfaction of each of the following conditions precedent, as determined by Administrative Agent in its good faith judgment:

(i)   no Event of Default shall have occurred and be continuing on such Increased Amount Date before or after giving effect to such New Revolving Loan Commitments;

(ii)   as of such Increased Amount Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects made (or in the case of any representation, warranty or certification that is qualified as to “materiality,” “Material Adverse Effect” or similar language, shall not be incorrect in any respect as of the date made or deemed made) on and as of such Increased Amount Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects made (or in the case of any representation, warranty or certification that is qualified as to “materiality,” “Material Adverse Effect” or similar language, incorrect in any respect as of the date made or deemed made) on and as of such earlier date;

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(iii)   the Borrower shall be in pro forma compliance with each of the covenants set forth in Section 6.7 as of the last day of the most recently ended Fiscal Quarter after giving effect to such New Revolving Loan Commitments;

(iv)   the New Revolving Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the New Revolving Loan Lenders and Administrative Agent, each of which shall be recorded in the Register, and each New Revolving Loan Lender shall be subject to the requirements set forth in Section 2.20;

(v)   the Borrower shall make any payments required pursuant to Section 2.18(c) in connection with the New Revolving Loan Commitments;

(vi)   the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction;

(vii)   as requested by Administrative Agent, the Credit Parties shall have acknowledged and ratified that their obligations under the applicable Credit Documents remain in full force and effect, and continue to guaranty and secure the Obligations, as modified by the New Revolving Loan Commitments and the implementation of the Facility Increase; and

(viii)   in connection with the making of any New Revolving Loan Commitments, the Borrower shall have paid all reasonable and documented costs and expenses incurred by Administrative Agent in connection with the Facility Increase.

(d)   On any Increased Amount Date on which New Revolving Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Lenders shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Loan Lenders shall purchase from each of the Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding, including participations in Swing Line Loans and Letter of Credit Usage on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such interests Revolving Loans will be held by existing Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Loan Commitments to the Revolving Commitments and the Administrative Agent shall record such adjustments as necessary to reflect such reallocation, (b) each New Revolving Loan Commitment shall be deemed for all purposes a Revolving Commitment and each loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (c) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Loan Commitment and all matters relating thereto.

(e)   Administrative Agent shall notify Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (y) the New Revolving Loan Commitments and the New Revolving Loan Lenders and (z) in the case of

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each notice to any Lender, the respective interests in such Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section 2.24.

(f)   The terms and provisions of the New Revolving Loans shall be identical to the Revolving Loans. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of Administrative Agent and Lead Arranger to effect the provision of this Section 2.24.

2.25.   Cash Collateral.

(a)  Certain Credit Support Events.  If (i) the Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an extension of credit which has not been reimbursed in accordance herewith or refinanced as a borrowing of a Revolving Loan, (ii) as of the Revolving Commitment Termination Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 8, or (iv) there shall exist a Defaulting Lender, the Borrower shall promptly (in the case of clause (iii) above) or within one Business Day (in all other cases), following any request by the Administrative Agent or the Issuing Bank, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.22(a)(iv) and any Cash Collateral provided by the Defaulting Lender). If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the Issuing Bank.

(b)   Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Secured Parties, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.25(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing

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deposit accounts subject to the control of the Administrative Agent. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)   Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)   Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 2.23)) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.26.   Borrowing Base Updates. The Credit Parties may add new CDO Bonds and/or Unencumbered Loans to the Borrowing Base by identifying such new CDO Bonds and/or Unencumbered Loans for purposes of Schedule 1.1(a) in any Borrowing Base Certificate (which such CDO Bonds and/or Unencumbered Loans, subject to the conditions set forth below, will thereafter be deemed to be included in the Borrowing Base and Schedule 1.1(a) shall be deemed to automatically be supplemented to include such CDO Bonds and/or Unencumbered Loans), so long as (i) such new CDO Bonds and/or Unencumbered Loans satisfy clauses (A) and (B) to the proviso of the definition of “Borrowing Base Asset” and would not cause any of the conditions set forth in the proviso to the definition of “Borrowing Base Value” to fail to be satisfied and (ii) Borrower delivers to Administrative Agent an updated Borrowing Base Certificate. For the avoidance of doubt, the Industrial Portfolio Interests that may at any time be included in the Borrowing Base are limited to those Industrial Portfolio Interests identified on Schedule 1.1(a) on the Closing Date.

SECTION 3.   CONDITIONS PRECEDENT

3.1.   Closing Date.  The effectiveness of this Agreement and the obligation of each Lender or Issuing Bank, as applicable, to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

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(a)   Credit Documents.  Administrative Agent and Lead Arranger shall have received one copy of each Credit Document, originally executed and delivered by each applicable Credit Party.

(b)   Organizational Documents; Incumbency.  Administrative Agent and Lead Arranger shall have received, in respect of each Credit Party, (i) copies of each Organizational Document as Administrative Agent shall reasonably request, and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Credit Party; (iii) copies of resolutions of the Board of Directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation, each dated the Closing Date or a recent date prior thereto.

(c)   Personal Property Collateral.  In order to continue and create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the Equity Interests listed on Schedule 3.1(c) (the “Closing Date Pledged Entities”), each Pledgor shall have (i) delivered to Collateral Agent a fully executed counterpart of the Pledge Agreement and authorized the filing of UCC financing statements describing such Closing Date Pledged Entities and delivered any physical certificates representing such Closing Date Pledged Entities as provided therein and (ii) executed and delivered or caused to be executed and delivered any other documents and instruments required to perfect Collateral Agent’s First Priority security interests in the Collateral to the extent required by the Credit Documents.

(d)   Historical Financial Statements.  Administrative Agent shall have received the Historical Financial Statements, certified by the chief financial officer of the Borrower that they fairly present, in all material respects, the financial condition of the Borrower as at the dates indicated and the results of its operations and its cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

(e)   Evidence of Insurance.  Collateral Agent shall have received a certificate from the applicable Credit Party’s insurance broker or other evidence reasonably satisfactory to it that the Collateral Agent, for the benefit of Secured Parties, has been designated as an additional insured thereunder to the extent required under Section 5.5.

(f)   Opinions of Counsel to Credit Parties.  Agents and Lenders and their respective counsel shall have received customary written opinions of Clifford Chance US LLP, Venable LLP and Hunton & Williams LLP, in each case, counsel for Credit Parties, as to such matters as Administrative Agent may reasonably request, dated as of the Closing Date (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders), which opinions shall be addressed to Agents and Lenders.

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(g)   Fees and Expenses.  Lenders, Administrative Agent and Lead Arranger shall have received all fees due as of the Closing Date under the Credit Documents and the Fee Letter, and all expenses required to be paid under the Credit Documents and the Fee Letter for which invoices have been presented at least two Business Days prior to the Closing Date.

(h)   Solvency Certificate.  On the Closing Date, Administrative Agent and Lead Arranger shall have received a Solvency Certificate from the Borrower on behalf of all Credit Parties.

(i)   Closing Date Certificate.   The Borrower shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(j)   Borrowing Base Certificate.   The Borrower shall have delivered a Borrowing Base Certificate duly certified by the chief executive officer, president, chief financial officer, chief accounting officer, treasurer or controller of the Borrower relating to the initial Credit Extension.

(k)   Completion of Proceedings.   All partnership, corporate and other proceedings required to authorize the transactions contemplated hereby shall have been completed, and Administrative Agent and its counsel shall have received copies of all documents incidental thereto as Administrative Agent may reasonably request.

(l)   PATRIOT Act.  Administrative Agent and Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”); provided such information shall have been requested at least five (5) days prior to the Closing Date.

(m)   UCC Lien, Judgment and Tax Lien Search Results.  Administrative Agent shall have received the results of recent UCC Lien, judgment and tax Lien searches in each relevant jurisdiction with respect to each of the Credit Parties, and such search results shall reveal no Liens on any of the assets of the Credit Parties, except for Permitted Liens or Liens to be discharged on or prior to the Closing Date.

(n)   No Litigation.  There shall not exist any condition, circumstance, action, suit, investigation or proceeding pending or, to the knowledge of the Borrower and/or Guarantors, threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(o)   No Default.  No Default or Event of Default shall then be continuing.

(p)   No Material Adverse Effect.  No Material Adverse Effect shall have occurred since December 31, 2013.

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3.2.   Conditions to Each Credit Extension.

(a)   Conditions Precedent.  The obligation of each Lender to make any Loan, or Issuing Bank to issue any Letter of Credit, on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i)   Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be;

(ii)   after making the Credit Extensions requested on such Credit Date, (x) the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect and (y) the ratio of the Borrowing Base Value (as calculated in the most recent Borrowing Base Certificate required to be delivered pursuant to Section 5.1(i) or the most recently delivered Borrowing Base Certificate delivered pursuant to Section 2.26) to the Total Utilization of Revolving Commitments shall not be less than 1.50:1.00;

(iii)   as of such Credit Date, not less than 40% of the Borrowing Base Value (as calculated in the most recent Borrowing Base Certificate required to be delivered pursuant to Section 5.1(i) or the most recently delivered Borrowing Base Certificate delivered pursuant to Section 2.26) shall be attributable to Unencumbered Loans;

(iv)   as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects made (or in the case of any representation, warranty or certification that is qualified as to “materiality,” “Material Adverse Effect” or similar language, shall not be incorrect in any respect as of the date made or deemed made) on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects made (or in the case of any representation, warranty or certification that is qualified as to “materiality,” “Material Adverse Effect” or similar language, incorrect in any respect as of the date made or deemed made) on and as of such earlier date;

(v)   as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default;

(vi)   as of such Credit Date, the aggregate net equity value (in each case, determined as of the date the applicable Non-Recourse Indebtedness was incurred by such Subsidiary) of all Subsidiaries that have become Turn-Over Subsidiaries after the Closing Date does not exceed $300,000,000; and

(vii)   on or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required by the applicable

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Issuance Notice, and such other documents or information as Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit;

provided, that the conditions set forth in clauses (iv) and (v) above shall not apply in the case of extensions, renewals or amendments of Letters of Credit not resulting in an increase in the face amount thereof.

(b)   Notices.  Any Notice shall be executed by an Authorized Officer of the Borrower in a writing delivered to Administrative Agent. In lieu of delivering a Notice, the Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion or continuation of any Loan or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the close of business on the date that the telephonic notice is given. In the event of a discrepancy between the telephone notice and the written Notice, the written Notice shall govern. In the case of any Notice that is irrevocable once given, if the Borrower provides telephonic notice in lieu thereof, such telephonic notice shall also be irrevocable once given. Neither Administrative Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by an Authorized Officer of the Borrower or for otherwise acting in good faith, including, without limitation, as a result of a discrepancy between a telephonic notice and a subsequent written Notice.

SECTION 4.   REPRESENTATIONS AND WARRANTIES

In order to induce Agents, Lenders and Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Agent, Lender and Issuing Bank, on the Closing Date and on each Credit Date (other than the extension, renewal or amendment of Letters of Credit not resulting in an increase in the face amount thereof), as follows:

4.1.   Organization; Requisite Power and Authority; Qualification.   Each of the Borrower and its Subsidiaries (a) is duly organized and validly existing under the laws of its jurisdiction of organization except as the result of any transaction permitted under Section 6.8(g) or (l), (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, except where the failure of such Person (other than the Credit Parties with respect to the Credit Documents) to do so has not had, and could not reasonably be expected to have, a Material Adverse Effect, and (c) is qualified to do business and in good standing in its jurisdiction of organization and every jurisdiction where necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2.   Equity Interests and Ownership.  The structure chart delivered by Borrower to the Administrative Agent on or around the date hereof correctly sets forth the ownership interest

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of the Borrower and each of its Consolidated Subsidiaries in their respective Consolidated Subsidiaries and Non-Consolidated Entities as of the Closing Date. From and after the Closing Date, upon request by the Administrative Agent not more often than once per Fiscal Quarter, the Borrower shall deliver an updated structure chart that correctly sets forth the ownership interest of the Borrower and each of its Consolidated Subsidiaries in their respective Consolidated Subsidiaries and Non-Consolidated Entities; provided that any Consolidated Subsidiary or Non-Consolidated Entity that is sold, transferred or otherwise disposed of pursuant to an Asset Sale, or is merged, consolidated or amalgamated out of existence pursuant to a transaction, in each case permitted by Section 6.8 shall be presumptively deleted from such structure chart solely for purposes of this sentence.

4.3.   Due Authorization.  The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4.   No Conflict.  The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the borrowing of the Loans, the issuances of Letters of Credit and the use of proceeds thereof do not and will not (a) violate (i) in any material respect any provision of any law or any governmental rule or regulation applicable to the Borrower or any of its Subsidiaries, (ii) any of the Organizational Documents of the Borrower or any of its Subsidiaries, or (iii) in any material respect any order, judgment or decree of any court or other agency of government binding on the Borrower or any of its Subsidiaries; (b) conflict in any material respect with, result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any Material Contract or any Industrial Portfolio Interests Loan Document; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Borrower or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of the Secured Parties, and/or Permitted Liens).

4.5.   Governmental Consents.  The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the borrowing of the Loans, the issuances of Letters of Credit and the use of proceeds thereof do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for (a) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date, (b) any such approvals or consents the failure of which to obtain could not reasonably be expected to have a material adverse effect on any of the Collateral and (c) any other approvals or consents the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

4.6.   Binding Obligation.  Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

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4.7.   Historical Financial Statements.  The Historical Financial Statements were prepared in all material respects in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.

4.8.   Intentionally Omitted.

4.9.   No Material Adverse Effect.  Since December 31, 2013, no event, circumstance or change has occurred that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.10.   Adverse Proceedings, Etc.  There are no Adverse Proceedings that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is subject to or in material default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any Governmental Authority which could reasonably be expected to result, individually or in the aggregate, in an Event of Default under Section 8.1(h).

4.11.   Payment of Taxes.  Except as otherwise permitted under Section 5.3, all U.S. federal income and other material Tax returns and reports of the Borrower and its Subsidiaries required to be filed by any of them have been timely filed (taking into account any extension of the due date thereof), all such Tax returns are true and accurate in all material respects, and all material amounts of Taxes and all material assessments, fees and other material governmental charges upon the Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable unless such taxes, assessments, fees and charges are being contested by appropriate and timely proceedings in a Good Faith Contest.

4.12.   Properties.

(a)   Title.  Except as set forth on Schedule 4.12, each of the Borrower and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), (x) all of the Collateral and (y) all of their other respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, except in the case of this clause (y) where the failure to have such right, title, interest or licensed right could not reasonably be expected to have a Material Adverse Effect and, in each case of clauses (x) and (y), except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.8. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

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(b)   Intellectual Property.  Except as could not reasonably be expected to have a Material Adverse Effect, (i) each of the Borrower and its Subsidiaries owns, is licensed to use, or otherwise has the right to use, all intellectual property necessary for the conduct of its business as currently conducted, (ii) no claim has been asserted and is pending by any Person challenging or questioning the use of any intellectual property or the validity or effectiveness of any intellectual property owned or licensed by the Borrower and its Subsidiaries, nor does any of the Borrower or any of its Subsidiaries know of any valid basis for any such claim and (iii) the use of intellectual property necessary for the conduct of its business as currently conducted by each of the Borrower and its Subsidiaries does not infringe on the rights of any Person.

4.13.   Environmental Matters.  Neither the Borrower nor any of its Subsidiaries nor any of their respective Real Estate Assets are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the best knowledge of the Credit Parties, there have been no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of the Borrower or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of the Borrower’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent, except in each case as could not reasonably be expected to result in a violation of Environmental Laws. Compliance with all current Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to the Borrower or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.14.   No Defaults.  Neither the Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Material Contracts, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.15.   Intentionally Omitted.

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4.16.   Governmental Regulation.  Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither the Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.17.   Employee Matters.  Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Borrower or any of its Subsidiaries (b) no strike or work stoppage in existence involving the Borrower or any of its Subsidiaries, except (with respect to any matter specified in clause (a), (b) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

4.18.   Employee Benefit Plans. Except as could not reasonably be expected to have a Material Adverse Effect, (a) the Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of applicable law, including, without limitation, ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan; (b) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified, and each trust forming a part of any such Employee Benefit Plan that is intended to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code is so exempt; (c) no liability to the PBGC (other than required premium payments) has been or would reasonably be expected to be incurred by the Borrower, any of its Subsidiaries or any of their ERISA Affiliates; (d) no ERISA Event has occurred or is reasonably expected to occur; (e) the present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by the Borrower, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan; (f) as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Borrower, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is zero; and (g) the Borrower, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

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4.19.   Solvency.  (i) The Borrower and its Subsidiaries, taken as a whole, and (ii) the Credit Parties, taken as a whole, in each case, are Solvent.

4.20.   Security Documents.

(a)   Pledge Agreement.  The Pledge Agreement is effective to create in favor of Collateral Agent for the benefit of Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral (as defined in the Pledge Agreement) and (i) when financing statements and other filings in appropriate form are filed and (ii) upon the taking of possession by Collateral Agent of certificates, if any, representing the Collateral (as defined in the Pledge Agreement), the Liens created by the Pledge Agreement shall constitute fully perfected Liens on all right, title and interest of the Pledgors in the Collateral (as defined in the Pledge Agreement), in each case subject to no Liens other than Qualified Permitted Liens.

(b)   Valid Liens.  Each Collateral Document delivered pursuant to Section 5.9 will, upon execution and delivery thereof, be effective to create in favor of Collateral Agent, for the benefit of Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of Credit Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession by Collateral Agent of certificates, if any, representing the Collateral (as defined in the Pledge Agreement), such Collateral Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of Credit Parties in such Collateral, in each case subject to no Liens other than Qualified Permitted Liens.

4.21.   Compliance with Statutes, Etc.  Each of the Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of the Borrower or any of its Subsidiaries), except such non-compliance that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.22.   Disclosure.  No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements (other than any projections, pro forma financial information and information of a general economic or industry-specific nature) furnished to any Agent or Lender by or on behalf of the Borrower or any of its Subsidiaries for use in connection with the transactions contemplated hereby, when taken as a whole, contained at the time furnished any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as

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facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

4.23.   PATRIOT Act.  To the extent applicable, each Credit Party is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the PATRIOT Act.

4.24.   Sanctioned Persons; Anti-Corruption Laws.  Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee or agent thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions or (ii) located, organized or resident in a Designated Jurisdiction. The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with applicable anti-corruption laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

4.25.   Use of Proceeds.  The proceeds of the Loans shall be used for purposes permitted by Section 2.6. The proceeds of the Loans shall not be used (A) for the purpose of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person, in violation of applicable anti-corruption laws or anti-money laundering laws or (B) for the purpose of making any payment that violates any Sanctions.

4.26.   REIT Status.  Beginning with its taxable year ending December 31, 2014, with respect to the Borrower, (a) such entity has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, (b) such entity’s actual method of operation through the date hereof has enabled it to meet, and its proposed method of operation will enable it to continue to meet, the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and (c) such entity has not revoked its election to be taxed as a REIT and such election has not been terminated. The shares of common stock of the Borrower are listed on the New York Stock Exchange.

4.27.   Insurance.  The insurance coverages required by Section 5.5 have been obtained and are in effect.

SECTION 5.   AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until all Obligations have been Paid in Full, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1.   Financial Statements and Other Reports.  The Borrower will deliver to Administrative Agent (for further distribution to Lenders), which delivery may be made in accordance with Section 10.1(b):

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(a)   Quarterly Financial Statements.  As soon as available, and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending September 30, 2014, the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, in each case, to the extent included in the copy of such financial statements that are filed with or furnished to the SEC by the Borrower, setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(b)   Annual Financial Statements.  As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, commencing with the Fiscal Year ended December 31, 2014, (i) the consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case, to the extent included in the copy of such financial statements that are filed with or furnished to the SEC by the Borrower, setting forth in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Grant Thornton LLP, any other “Big Four” accounting firm selected by the Borrower, or any other independent certified public accountants of recognized national standing selected by the Borrower and reasonably satisfactory to Administrative Agent (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

The financial statements filed with or furnished to the SEC by the Borrower (and which are available online) shall be deemed to have been provided by the Borrower pursuant to Sections 5.1(a) and (b).

(c)   Compliance Certificate.  Together with each delivery of financial statements of the Borrower and its Subsidiaries pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate (including (i) notices of any material damage, destruction or condemnation of any underlying asset of any Borrowing Base Asset and (ii) any change during the applicable Fiscal Quarter (w) in any Credit Party’s corporate name, (x) in any Credit Party’s identity or corporate structure, (y) in any Credit Party’s jurisdiction of organization or (z) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number);

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(d)   Notice of Default.  Promptly upon any Authorized Officer of the Borrower obtaining actual knowledge (i) of any condition or event that constitutes a Default or an Event of Default; (ii) the occurrence of any environmental event that has had or could reasonably be expected to have a Material Adverse Effect; or (iii) of the occurrence of any event or change that has had, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, and what action, if any, the Borrower has taken, is taking and proposes to take with respect thereto;

(e)   Notice of Litigation.  Promptly upon any Authorized Officer of the Borrower obtaining actual knowledge of (i) any Adverse Proceeding not previously disclosed in writing by the Borrower to Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), could be reasonably expected to have a Material Adverse Effect, written notice thereof together with such other non-privileged information as may be reasonably available to the Borrower to enable Lenders and their counsel to evaluate such matters;

(f)   ERISA.  (i) Promptly upon knowing or having reason to know of the occurrence of any ERISA Event that could reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan that could reasonably be expected to result in liability in excess of $5,000,000; and (2) all notices received by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event which would reasonably be expected to give rise to a Material Adverse Effect;

(g)   Turn-Over Subsidiaries.  Promptly following a Subsidiary becoming a Turn-Over Subsidiary, notice of such occurrence, including a statement of the net equity value of such Subsidiary as of the date of incurrence of the applicable Non-Recourse Indebtedness;

(h)   [Intentionally Omitted];

(i)   Borrowing Base Certificate.  (A) On or prior to the date the Compliance Certificate is due with respect to a Fiscal Quarter pursuant to clause (c) above, a Borrowing Base Certificate, as at the end of the last month of such Fiscal Quarter and (B) a Borrowing Base Certificate on each Credit Date, as at such Credit Date;

(j)   Compliance with Borrowing Base Asset Conditions.  Promptly after obtaining actual knowledge of any condition or event which causes any Borrowing Base Asset to fail to qualify for inclusion in the Borrowing Base, notice to the Administrative Agent thereof;

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(k)   Other Information.  Such other information and data with respect to the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender (acting through Administrative Agent); and

(l)   Certification of Public Information.  The Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders. The Borrower agrees to clearly designate all information provided to Administrative Agent by or on behalf of the Borrower which is suitable to make available to Public Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Non-Public Information, Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to the Borrower, its Subsidiaries and their securities.

5.2.   Existence.  Except as otherwise permitted under Section 6.8, each Credit Party shall, and shall cause each of its Material Subsidiaries (other than any Turn-Over Subsidiary) to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party (other than the Borrower with respect to existence) or any of its Material Subsidiaries shall be required to preserve any such existence, right or franchise, licenses or permits if (a) such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders or (b) solely in the case of rights, franchises, licenses and permits, the failure to maintain such could not reasonably be expected to have a Material Adverse Effect.

5.3.   Payment of Taxes, Claims, and Obligations.  Each Credit Party shall, and shall cause each of its Subsidiaries to, (a) other than with respect to obligations that upon becoming a Lien would not result in a Default under Section 6.2(b) or 6.2(c), pay and perform its material obligations (other than Indebtedness) in accordance with their terms, pay all material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises, and pay all claims (including claims for labor, services, materials and supplies), in each case prior to such sums becoming a Lien upon any of its properties or assets, unless, in each case, the applicable Credit Party has initiated and is maintaining a Good Faith Contest with respect to such matter; and (b) perform or comply with, as the case may be, all its Obligations in the manner specified in this Agreement and the other Credit Documents. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than the Borrower or any of its Subsidiaries).

5.4.   Maintenance and Operation of Properties.  Except as otherwise permitted under Section 6.8, each Credit Party shall, and shall cause each of its Material Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition in all material respects, as

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determined in the Borrower’s reasonable business judgment, ordinary wear and tear and casualty and condemnation excepted, all material properties used or useful in the business of the Borrower and its Material Subsidiaries and (i) from time to time will make or cause to be made all appropriate material repairs, renewals and replacements thereof as determined in the Borrower’s reasonable business judgment, and (ii) operate such properties in the ordinary course of business in all material respects. Notwithstanding the foregoing, a Turn-Over Subsidiary shall not be subject to the foregoing provisions: (i) after the consummation of a Non-Recourse Indebtedness Foreclosure; or (ii) prior to the consummation of a Non-Recourse Indebtedness Foreclosure, if (a) the conditions set forth in clauses (i), (iii), and (iv) of the definition of “Turn-Over Subsidiary” have been satisfied, and (b) the failure to comply with this Section 5.4 would not be reasonably expected to give rise to any claim under any “bad acts” guarantee, environmental guarantee or similar agreement or instrument.

5.5.   Insurance.  The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, property and business of the Borrower and its Subsidiaries (other than, after the consummation of a Non-Recourse Indebtedness Foreclosure, any such assets of the applicable Turn-Over Subsidiary that are the subject of such Non-Recourse Indebtedness Foreclosure) as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Each such policy of insurance shall name Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder. Notwithstanding the foregoing, the Borrower shall not be required to maintain business interruption or casualty insurance with respect to a Turn-Over Subsidiary: (i) after the consummation of a Non-Recourse Indebtedness Foreclosure; or (ii) prior to the consummation of a Non-Recourse Indebtedness Foreclosure, if (a) the conditions set forth in clauses (i), (iii), and (iv) of the definition of “Turn-Over Subsidiary” have been satisfied, and (b) the failure to maintain such insurance would not be reasonably expected to give rise to any claim under any “bad acts” guarantee, environmental guarantee or similar agreement or instrument.

5.6.   Books and Records; Inspections.  Each Credit Party shall, and shall cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries shall be made to enable the preparation of the financial statements entries in conformity in all material respects with GAAP. Each Credit Party shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by Administrative Agent and any Lender (when accompanying Administrative Agent) to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants; provided, that the representatives of such Credit Party shall be given the opportunity to be present at or participate in any such discussion, all upon reasonable notice and at such reasonable times during normal business hours; provided further that, (i) so long as there is no Default or Event of Default then continuing, neither the Administrative Agent nor any Lender shall seek to inspect financial and accounting records of any Credit Party during the period beginning on the 21st calendar day after

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each Fiscal Quarter end through the 42nd calendar day after such Fiscal Quarter end and (ii) unless an Event of Default has occurred and is continuing, the Borrower shall not be required to pay the expense of more than one such visit in any Fiscal Year.

5.7.   Compliance with Laws.  Each Credit Party shall comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), except where such noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.8.   Additional Guarantees.  On or before the date that is 60 days after the Closing Date, Borrower shall cause each Subsidiary of the Borrower that is not an Excluded Subsidiary and/or not already a Guarantor as of such date to become a Guarantor hereunder, and duly execute and deliver to the Administrative Agent a Counterpart Agreement and take all such other actions and execute and deliver all such other documents, instruments, agreements, legal opinions and certificates reasonably requested by the Administrative Agent in furtherance of the foregoing (including an update to Schedule 1.1(b) reflecting the addition of such Guarantors). At all times following the date that is 60 days after the Closing Date, upon (i) the formation or acquisition of any new direct or indirect Subsidiary of the Borrower that is not, at such time, an Excluded Subsidiary, and (ii) any Excluded Subsidiary ceasing to be an Excluded Subsidiary, then the Borrower shall, at the Borrower’s expense: (a) within 30 days after such formation or acquisition or cessation, cause such Subsidiary to become a Guarantor hereunder, and duly execute and deliver to the Administrative Agent a Counterpart Agreement and take all such other actions and execute and deliver all such other documents, instruments, agreements, legal opinions and certificates reasonably requested by the Administrative Agent in furtherance of the foregoing; and (b) within 10 days after such formation or acquisition or cessation, deliver written notice to Collateral Agent setting forth with respect to such Person (1) the date on which such Person became a Subsidiary of the Borrower and (2) in the event such Subsidiary was previously an Excluded Subsidiary, the date that such Subsidiary no longer constituted an Excluded Subsidiary.

5.9.   Additional Collateral.  In the event that BSL Holdings-T, LLC forms any Unencumbered Loans SPV, then BSL Holdings-T, LLC shall promptly, but in no event later than thirty (30) days following the formation of such Unencumbered Loan SPV (and prior to the inclusion of any Unencumbered Loan owned by such Unencumbered Loan SPV in the Borrowing Base), take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, opinions and certificates (including, if applicable, stock certificates and appropriate instruments of transfer executed in blank), including those which are similar to those described in Sections 3.1(c) with respect to the Equity Interests of BSL Holdings-T, LLC that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority Lien on 100% of the Equity Interests in such Unencumbered Loan SPV. Without limiting the foregoing, in the event that any Credit Party acquires any other property or asset (including, without limitation, any Equity Interests of any Subsidiary) that is required to become Collateral and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit

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of Secured Parties, then such Credit Party shall promptly, but in no event later than thirty (30) days following the acquisition of such property or assets, take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, opinions and certificates (including, if applicable, stock certificates and appropriate instruments of transfer executed in blank), including those which are similar to those described in Sections 3.1(c) with respect to such property or asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority Lien on such property or asset, in each case, subject to Qualified Permitted Liens.

5.10.   Use of Proceeds.  The Borrower shall use the proceeds of the Loans solely for the purposes permitted by Section 2.6 and Section 4.25.

5.11.   Maintenance of REIT Status.  The Borrower shall (a) maintain its status as a REIT, (b) not revoke its election to be taxed as a REIT or cause or allow such election to be terminated, (c) not engage in any “prohibited transaction” as defined for purposes of Section 857(b)(6) of the Internal Revenue Code that could reasonably be expected to have a Material Adverse Effect and (d) continue to list the common stock of the Borrower for trading on a U.S. national or international securities exchange.

5.12.   Further Assurances.  At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to ensure that the Obligations are guaranteed by the Guarantors and are secured by all of the Equity Interests of the Pledged Entities (subject to any transactions permitted under Section 6.8).

5.13.   Interest Rate Hedging.  The Borrower shall enter into and maintain at all times thereafter, interest rate Hedge Agreements on a notional amount of Combined Total Debt in respect of borrowed money so that such notional amount, when added to the aggregate principal amount of such Combined Total Debt which bears interest at a fixed rate or is otherwise subject to a Hedge Agreement, equals or exceeds 65% of the aggregate principal amount of all Combined Total Debt in respect of borrowed money; provided that any Indebtedness incurred under (i) this Agreement or the other Credit Documents and (ii) Indebtedness the proceeds of which are used to originate or acquire a loan or debt asset, shall be disregarded in the determination of Combined Total Debt for borrowed money for purposes of this Section 5.13.

5.14.   Environmental Compliance. The Borrower shall, and shall cause each of its Subsidiaries to:

(a)   Keep and maintain all Real Estate Assets in compliance with any Environmental Laws except to the extent such noncompliance could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)   Promptly (i) cause the removal of any Hazardous Materials Released in, on or under any Real Estate Assets that are in violation of any Environmental Laws and which could be reasonably expected to result in a Material Adverse Effect, and (ii) cause any

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remediation required by any Environmental Laws or Governmental Authority to be performed, except where the failure to so cause such removal or remediation with respect to any Real Estate Assets could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, that no such action shall be required if any action is subject to a Good Faith Contest. In the course of carrying out such actions, the Borrower shall provide Administrative Agent with such periodic information and notices regarding the status of investigation, removal, and remediation, as Administrative Agent may reasonably require; provided, the Borrower shall not be required to provide such information and notices where doing so could reasonably be expected to void any privilege attached to such information or notices; and

(c)   Promptly advise Administrative Agent in writing of any of the following: (i) any Environmental Claims known to the Borrower that could be reasonably expected to result in a Material Adverse Effect; (ii) the receipt of any notice of any alleged violation of Environmental Laws with respect to any Real Estate Assets (and the Borrower shall promptly provide Administrative Agent with a copy of such notice of violation); provided that such alleged violation, if true (and if any release of the Hazardous Materials alleged therein were not promptly remediated), would result in a breach of subsections (a) or (b) above; and (iii) the discovery of any occurrence or condition on any Real Estate Assets that could cause such Real Estate Assets or any part thereof to be in violation of clauses (a) or, if not promptly remediated, (b) above. If Administrative Agent, Issuing Lender and/or any Lender shall be joined in any legal proceedings or actions initiated in connection with any Environmental Claims, each Credit Party shall indemnify, defend, and hold harmless such Person in accordance with Section 10.3.

SECTION 6.   NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until all Obligations have been Paid in Full, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1.   Indebtedness.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)   the Obligations;

(b)   intercompany Indebtedness (i) owed by any Credit Party to another Credit Party; (ii) owed by any Credit Party to any Subsidiary that is not a Guarantor Subsidiary (provided that such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent); (iii) owed by any Subsidiary that is not a Guarantor Subsidiary to any other Subsidiary that is not a Guarantor Subsidiary; and (iv) owed by any Subsidiary that is not a Guarantor Subsidiary to any Credit Party to the extent permitted pursuant to Section 6.6(c);

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(c)   Indebtedness which, when aggregated with Indebtedness of the Borrower and its Consolidated Subsidiaries and Non-Consolidated Real Estate Entities (but, in the case of Non-Consolidated Real Estate Entities, only to the extent allocable to the Borrower or its Wholly Owned Subsidiaries), would not cause the Borrower to fail to be in pro forma compliance with the financial covenants set forth in Section 6.7(a), Section 6.7(b) and Section 6.7(c) together with Permitted Refinancings thereof; provided that the maximum aggregate amount of secured Recourse Indebtedness that is incurred pursuant to this Section 6.1(c) by the Borrower and its Subsidiaries shall not exceed 15% of Total Asset Value at any time outstanding.

(d)   [Intentionally Omitted];

(e)   guaranties by the Borrower of Indebtedness of a Guarantor Subsidiary or guaranties by a Guarantor Subsidiary of Indebtedness of the Borrower or another Guarantor Subsidiary, in each case, with respect to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided, that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;

(f)   (i) Indebtedness existing on the Closing Date and listed on Schedule 6.1 and (ii) Permitted Refinancings thereof;

(g)   (i) Indebtedness of the Borrower or its Subsidiaries with respect to Capital Leases, (ii) purchase money Indebtedness of the Borrower or its Subsidiaries and (iii) Permitted Refinancings thereof;

(h)   Indebtedness consisting of financing of insurance premiums in the ordinary course of business;

(i)   [Intentionally Omitted];

(j)   cash management obligations and other Indebtedness in respect of endorsements for collection or deposit, netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts; provided that such Indebtedness is extinguished within ten (10) Business Days after its incurrence;

(k)   Indebtedness consisting of (i) take-or-pay obligations contained in utility supply arrangements and (ii) customary indemnification obligations, in each case, incurred in the ordinary course of business and not in connection with debt for money borrowed;

(l)   letters of credit, bank guaranties or similar instruments in support of obligations in respect of workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or Capital Leases);

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(m)   Indebtedness arising from agreements of the Borrower or any of its Subsidiaries providing for indemnification, adjustment of purchase or acquisition price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets (including Equity Interests) of the Borrower or any of its Subsidiaries not prohibited by Section 6.6 or Section 6.8;

(n)   Indebtedness incurred by the Borrower or any of its Subsidiaries representing deferred compensation to directors, officers, employees, members of management and consultants of such Person in the ordinary course of business;

(o)   Indebtedness in respect of bankers’ acceptances supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(p)   Indebtedness incurred in lieu of (and not in an amount in excess of) any Restricted Junior Payment permitted pursuant to Section 6.4;

(q)   [Intentionally Omitted];

(r)   to the extent constituting Indebtedness, Investments in repurchase agreements constituting Cash Equivalents; and

(s)   to the extent constituting Indebtedness, all premiums (if any), interest, fees, expenses, charges and additional or contingent interest on Indebtedness described in clauses (a) through (r) above.

6.2.   Liens.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, except, subject to Section 6.16 below:

(a)   Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b)   Liens for Taxes, assessments, utilities or governmental charges not yet due and payable or that are the subject of a Good Faith Contest;

(c)   statutory Liens of landlords, banks (and rights of set-off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code), in each case incurred in the ordinary course of business;

(d)   Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other

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similar obligations (exclusive of obligations for the payment of borrowed money or Capital Leases), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e)   Liens on property of a Person existing at the time such Person is merged into or consolidated with or otherwise acquired by the Borrower or any Subsidiary, provided that such Liens were not in existence prior to, and were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or any Subsidiary and the replacement, renewal or extension thereof; provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the date that such Person is merged into or consolidated with or otherwise acquired by the Borrower or such Subsidiary, except for products and proceeds of the foregoing;

(f)   Liens on property existing at the time of acquisition thereof by the Borrower or any Subsidiary; provided that such Liens were in existence prior to, and were not created in contemplation of, such acquisition and do not extend to any assets other than property acquired and the replacement, renewal or extension thereof; provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the date of acquisition thereof, except for products and proceeds of the foregoing;

(g)   easements, reciprocal easement agreements, rights-of-way, restrictions, encroachments, outstanding mineral and royalty interests, minor defects or irregularities in title, and other similar encumbrances in each case which do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(h)   any interest or title of a lessor or sublessor under any lease not prohibited hereunder;

(i)   purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of property entered into in the ordinary course of business;

(j)   any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k)   licenses of patents, copyrights, trademarks and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of or materially detracting from the value of the business of the Borrower or such Subsidiary;

(l)   Liens described in Schedule 6.2 and the replacement, renewal or extension thereof (including Liens incurred, assumed or suffered to exist in connection with Permitted Refinancing of the related Indebtedness pursuant to Section 6.1(f) (solely to the extent that such Liens were in existence on the Closing Date and described on Schedule 6.2)); provided

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that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date, except for products and proceeds of the foregoing;

(m)   Liens securing Indebtedness permitted pursuant to Section 6.1(g); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness; provided, that individual financings otherwise permitted to be secured hereunder provided by one Person (or its Affiliates) may be cross collateralized to other such financings provided by such Person (or its Affiliates);

(n)   Liens securing Permitted Project Level Financings and other Indebtedness permitted to be secured under Section 6.1(c);

(o)   [Intentionally omitted];

(p)   Liens on Equity Interests of any non-Wholly Owned Subsidiary or Non-Consolidated Entity securing obligations arising in favor of other holders of Equity Interests of such Person pursuant to agreements governing such Person;

(q)   Liens securing judgments that do not constitute an Event of Default under Section 8.1(h);

(r)   Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks in the ordinary course of business not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Subsidiaries, (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business and (iv) attaching to brokerage accounts incurred in the ordinary course of business;

(s)   Liens in respect of leases, subleases, licenses, sublicenses or other occupancy agreements of property in the ordinary course of business;

(t)   Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(u)   Liens securing Hedge Agreements permitted hereunder, provided that such Hedge Agreements are fixing floating rate debt only (i.e. provide for payments by the counterparty in the event the specified floating rate exceeds a specified strike price) and are not entered into for speculative purposes;

(v)   deposits made in the ordinary course of business to secure liability to insurance carriers and Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

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(w)   (i) Liens on advances of Cash or Cash Equivalents in favor of the seller of any property to be acquired in a transaction not prohibited hereunder to be applied against the purchase price for such transaction, (ii) Liens consisting of an agreement in respect of any Asset Sale not prohibited hereunder; provided that such Liens attach solely to the property subject to such Asset Sale and (iii) earnest money deposits of Cash or Cash Equivalents by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(x)   Liens deemed to exist in connection with repurchase agreements constituting Cash Equivalents; provided, that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(y)   [Intentionally Omitted]; and

(z)   other Liens on assets other than the Collateral securing Indebtedness in an aggregate amount not to exceed $25,000,000 at any time outstanding.

6.3.   Intentionally Omitted.

6.4.   Restricted Junior Payments.  The Borrower shall not, and shall not permit its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that:

(a)   the Borrower may pay or make Restricted Junior Payments in any four Fiscal Quarter period in an amount not in excess of the greater of (i) the amount required to be distributed during such four Fiscal Quarter period in order for the Borrower to maintain its status as a REIT and avoid the payment of any income or excise taxes and (ii) 100% of the CAD of the Borrower and its Subsidiaries for such four Fiscal Quarter period;

(b)   [Intentionally Omitted];

(c)   to the extent constituting a Restricted Junior Payment, the Borrower and its Subsidiaries may make Investments not otherwise prohibited under the Credit Documents;

(d)   the Borrower may make Restricted Junior Payments deemed to occur upon the non-cash exercise of stock options and warrants, and the payment of taxes in respect of such options, warrants and similar items;

(e)   the Borrower may declare and make dividend payments or other distributions payable solely in its common stock and the Borrower may declare and make dividend payments or other distributions payable solely in its limited partnership interests;

(f)   any Subsidiary of the Borrower may declare and make (and incur any obligation (contingent or otherwise) to declare and make) Restricted Junior Payments ratably to the holders of such Subsidiary’s Equity Interests according to their respective holdings of the type of Equity Interests in respect of which such Restricted Junior Payment is being made; and

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(g)   to the extent constituting a Restricted Junior Payment, the Borrower and its Subsidiaries may make Asset Sales not otherwise prohibited under the Credit Documents.

6.5.   Restrictions on Subsidiary Distributions.  Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Borrower to pay dividends or make any other distributions that could reasonably be expected to cause the Borrower to fail to maintain its status as a REIT.

6.6.   Investments.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment, except:

(a)   Investments in Cash and Cash Equivalents;

(b)   Investments owned as of the Closing Date;

(c)   Investments (including intercompany loans) made after the Closing Date by any Credit Party in any Subsidiary or in any other Person that, after giving effect to such Investment, would become a Subsidiary;

(d)   Investments consisting of deposits, prepayments and other credits to suppliers made in the ordinary course of business of the Borrower and its Subsidiaries;

(e)   Investments in Eligible Real Estate Assets; provided that the aggregate value of undeveloped assets and assets under development shall not exceed 20% of Total Asset Value (and, for the avoidance of doubt, manufactured housing shall not constitute undeveloped assets or assets under development);

(f)   Investments in any Person that is not a Subsidiary in an aggregate principal amount at any time outstanding not to exceed 35% of Total Asset Value;

(g)   loans and advances to directors, officers and employees of the Borrower and its Subsidiaries (i) made in connection with an employee stock purchase plan or similar arrangement or (ii) made in the ordinary course of business in an aggregate principal amount at any time outstanding not to exceed $5,000,000;

(h)   Investments pursuant to Hedge Agreements not prohibited by Section 6.14;

(i)   Investments consisting of loans and other debt instruments, including mortgage loans, mezzanine loans and preferred equity, in Persons that are not Affiliates of the Credit Parties in the ordinary course of business provided that (i) such loans and other debt instruments are classified as Indebtedness under GAAP and (ii) such loans and other debt instruments are secured by a direct or indirect interest in a Person that owns one or more Eligible Real Estate Assets and/or by a mortgage on one or more Eligible Real Estate Assets;

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(j)   Investments in real estate related operating businesses (such as RXR and Aerium Investments) and limited partner and non-managing member interests in real estate private equity funds;

(k)   Investments reasonably required in the minimum amount necessary for the Borrower to maintain its qualification as a REIT for U.S. federal or state income tax purposes;

(l)   Investments received in connection with the bankruptcy or reorganization of suppliers and lessees and in settlement of delinquent obligations of, and other disputes with, lessees and suppliers arising in the ordinary course of business;

(m)   deposits with financial institutions available for withdrawal on demand, prepaid expenses, and accounts receivable, in each case, made or incurred in the ordinary course of business;

(n)   [Intentionally Omitted];

(o)   [Intentionally Omitted];

(p)   transactions in the ordinary course of business in accordance with the Consolidated Cash Management System of the Borrower and its Subsidiaries;

(q)   extensions of trade credit in the ordinary course of business;

(r)   Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(s)   loans and advances to tenants, customers, suppliers and distributors made in the ordinary course of business and in accordance with the Borrower’s reasonable business judgment; and

(t)   other Investments in an aggregate amount not to exceed $25,000,000 at any time outstanding.

6.7.   Financial Covenants.

(a)   Total Indebtedness to Total Assets Ratio.  The Borrower shall not permit the Total Indebtedness to Total Assets Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2014, to exceed the correlative percentage set forth below:

Fiscal Quarter	Total Indebtedness to Total Asset Ratio
September 30, 2014	70%
December 31, 2014	70%
March 31, 2015	70%

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Fiscal Quarter	Total Indebtedness to Total Asset Ratio
June 30, 2015	70%
September 30, 2015 and each Fiscal Quarter ending thereafter prior to the Revolving Commitment Termination Date	65%

(b)   Maximum Recourse Indebtedness.  The Borrower shall not permit the Total Recourse Indebtedness to Total Assets Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2014, to exceed 25% at any time.

(c)   Fixed Charge Coverage Ratio.  The Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2014, to be less than 1.50:1.00.

(d)   Minimum Liquidity.  The Borrower shall not permit Liquidity to be less than $25,000,000 at any time.

(e)   Minimum Net Worth.  The Borrower shall not permit Consolidated Tangible Net Worth at any time to be less than an amount equal to the sum of (i) 75% of Closing Date Consolidated Tangible Net Worth and (ii) 75% of the net cash proceeds received by the Borrower from issuances and sales of common stock of the Borrower from and after the Closing Date through such date of determination.

(f)   Borrowing Base Interest Coverage Ratio.  The Borrower shall not permit the Borrowing Base Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2014, to be less than 1.50:1.00.

(g)   Certain Calculations. With respect to any period during which an Asset Sale or acquisition has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenant set forth in Section 6.7(c), Adjusted EBITDA shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of the Borrower) using the historical audited financial statements of any business so sold or to be sold and the consolidated financial statements of the Borrower and its Subsidiaries which shall

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be reformulated as if such Subject Transaction, and any Indebtedness repaid in connection therewith, had been consummated or repaid at the beginning of such period.

6.8.   Fundamental Changes; Disposition of Assets.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into (i) any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or (ii) any Asset Sale, except:

(a)   Asset Sales of inventory;

(b)   Asset Sales of Cash and Cash Equivalents;

(c)   Asset Sales of obsolete or worn out personal property and fixtures;

(d)   Asset Sales in connection with (or as a result of) Investments made in accordance with Section 6.6; provided that the Borrower shall be in compliance with the financial covenants set forth in Section 6.7 on a pro forma basis after giving effect to such Asset Sale as of the last day of the Fiscal Quarter most recently ended;

(e)   [Intentionally Omitted];

(f)   Asset Sales so long as (x) the consideration received for the Asset Sale is at least Fair Market Value, (y) immediately before and after giving effect to such Asset Sale, no Event of Default has occurred and is continuing and (z) the Borrower shall be in compliance with the financial covenants set forth in Section 6.7 on a pro forma basis after giving effect to such Asset Sale as of the last day of the Fiscal Quarter most recently ended;

(g)   amalgamations, mergers, liquidations, dissolutions and consolidations \among the Borrower and/or its Subsidiaries or with any Person the purpose of which is to effect an Investment otherwise permitted under Section 6.6 so long as (x) the Borrower is the survivor of any such transaction involving a Borrower, (y) one or more Credit Parties is the survivor of any such transaction involving a Credit Party or the survivor shall expressly assume the Obligations of such Credit Party under the Credit Documents in a manner reasonably acceptable to Administrative Agent, and (z) in the case of a transaction involving any non-Wholly Owned Subsidiary of the Borrower, either a Wholly Owned Subsidiary shall be the survivor of any such transaction or the transaction shall constitute an Investment permitted under Section 6.6;

(h)   [Intentionally Omitted];

(i)   Asset Sales as a result of the exercise of (i) a buy/sell provision with respect to any non-Wholly Owned Subsidiary or Non-Consolidated Entity and (ii) any options to purchase or lease, rights of first offer, rights of first refusal and executed agreements with respect to pending Asset Sales existing as of the Closing Date;

(j)   [Intentionally Omitted];

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(k)   Asset Sales of property as a result of (x) any condemnation proceeding (or credible threat thereof) or Asset Sale in lieu thereof or (y) a casualty;

(l)   amalgamations, mergers, liquidations, dissolutions and consolidations the purpose of which is to effect any Asset Sale otherwise permitted under the Credit Documents;

(m)   Asset Sales of personal property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Asset Sales are promptly applied to the purchase price of such replacement property;

(n)   Asset Sales or discounts of accounts receivable or notes in connection with the collection or compromise thereof;

(o)   Asset Sales in the ordinary course of business consisting of the abandonment of intellectual property rights which, in the reasonable good faith determination of the Credit Parties are not material to the conduct of the business of the Borrower or its Subsidiaries;

(p)   the expiration of any option agreement in respect of real or personal property;

(q)   to the extent constituting an Asset Sale, the granting of any Lien permitted by Section 6.2, and the making of any Restricted Junior Payment permitted by Section 6.4;

(r)   Asset Sales of Equity Interests in order to qualify members of the board of directors (or similar governing body) of any Credit Party or any of their Subsidiaries if required by applicable law or contract;

(s)   (i) any involuntary terminations of Hedge Agreements not resulting in an Event of Default under Section 8.1(b), (ii) any voluntary terminations of Hedge Agreements that do not require payment of any termination fee by the Borrower or any of its Subsidiaries and (iii) any voluntary terminations of Hedge Agreements that require payment of a termination fee so long as the Borrower is in pro forma compliance with the financial covenant set forth in Section 6.7(b) after giving effect thereto;

(t)   Asset Sales to any Credit Party or any Wholly Owned Subsidiary of a Credit Party or, in the case of any non-Wholly Owned Subsidiary of a Credit Party, to a Credit Party, a Wholly Owned Subsidiary of a Credit Party or to the owners of such non-Wholly Owned Subsidiary on a pro rata basis;

(u)   any lease, license, easement or other occupancy agreement entered into in the ordinary course of business; and

(v)   Asset Sales as a result of any transaction solely in connection with the mortgage or other transfer of property for Permitted Project Level Financing;

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provided, that, notwithstanding the foregoing, in no event shall (A) the Borrower or any Subsidiary sell, transfer or otherwise dispose of any Equity Interests of any Pledged Entity and (B) any Pledged Entity sell, transfer or otherwise dispose of any CDO Bond, Unencumbered Loan or Industrial Portfolio Interest included in the Borrowing Base unless, in the case of clause (A) and clause (B), (i) no Default or Event of Default has occurred and is continuing or would be caused thereby, (ii) after giving effect thereto, the Borrower would be in compliance on a pro forma basis with the covenants set forth in Section 6.7, (iii) after giving effect thereto, the ratio of the Borrowing Base Value (as calculated in the most recently delivered Borrowing Base Certificate and calculated in a manner so as to give pro forma effect to such sale, transfer or other disposition) to the Total Utilization of Revolving Commitments as of such date is not less than 1.50:1.00 and (iv) after giving effect thereto, each of the conditions set forth in the proviso to the definition of “Borrowing Base Value” would be satisfied.

6.9.   Transactions with Shareholders and Affiliates.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any officer, director, employee or Affiliate of the Borrower or any of its Subsidiaries; provided, the foregoing restriction shall not apply to (a) any such transaction that is for fair market value and on fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, (b) any transaction between or among the Borrower and its Subsidiaries and Non-Consolidated Entities to the extent permitted under the Credit Documents; (c) reasonable and customary fees and expenses, indemnification, incentive plans and similar items paid to members of the board of directors (or similar governing body) of the Borrower and its Subsidiaries; (d) employment and compensation arrangements for (i) officers and other employees of the Borrower and its Subsidiaries entered into in the ordinary course of business (including base salary and incentives) and (ii) executives, employees, service providers and staff of NorthStar Asset Management Group Inc. and its Subsidiaries (collectively, “NSAM”) relating to services provided to or in respect of Borrower and its Subsidiaries, to the extent set forth in any asset management agreement between Borrower and/or its Subsidiaries and any employment, consulting or similar service agreement(s) between NSAM and any natural person; (e) transactions in existence on the Closing Date and set forth on Schedule 6.9; (f) [Intentionally Omitted]; (g) transactions in the ordinary course of business in accordance with the Consolidated Cash Management System of the Borrower and its Subsidiaries; (h) reimbursement of travel, moving and similar expenses in the ordinary course of business; (i) loans and advances to directors, officers and employees in the ordinary course of business or otherwise permitted hereunder; (j) Restricted Junior Payments permitted under Section 6.4; and (k) Asset Sales of Equity Interests in order to qualify members of the board of directors (or similar governing body) of any Credit Party or any of their Subsidiaries if required by applicable law or contract.

6.10.   Conduct of Business.  From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, make any substantially different changes in the nature of the business conducted by the Borrower and its Subsidiaries and any business reasonably related or ancillary thereto.

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6.11.   Amendments or Waivers of Organizational Documents and Certain Related Agreements.  After the Closing Date, no Credit Party shall nor shall it permit any of its Subsidiaries to, agree to any amendment, restatement, supplement or other modification to, or waiver of, (a) any of its Organizational Documents other than such amendments, restatements, supplements or other modifications or waivers that are not materially adverse to Administrative Agent or Lenders or their respective interests in and under the Loans, the Collateral, or the Credit Documents or (b) any of its rights under any Material Contract except as could not reasonably be expected to have a Material Adverse Effect. In addition to the foregoing, after the Closing Date, no Pledged Entity shall, nor shall the Borrower or any of its Subsidiaries permit or otherwise cause any Pledged Entity to, amend, restate, supplement or otherwise modify or waive any of its Organizational Documents without the prior written consent of Administrative Agent.

6.12.   Amendments or Waivers and Prepayments with respect to Certain Indebtedness.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) amend the subordination provisions of any Subordinated Indebtedness in a manner that is materially adverse to such Person or the Lenders or (b) make any payment or prepayment of principal of, premium, if any, or interest on, or redeem, purchase, retire, defease (including in substance or legal defeasance), establish a sinking fund or similar payment with respect to, any Subordinated Indebtedness (including payment on the maturity date thereof), other than the payment of regularly scheduled payments in respect of any Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to any subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued; provided that the Borrower may pay, prepay, redeem, purchase, retire, defease, establish a sinking fund or similar payment for Subordinated Indebtedness with the proceeds of Equity Interests or other Subordinated Indebtedness issued after the Closing Date.

6.13.   Fiscal Year.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, change its Fiscal Year without the consent of Administrative Agent.

6.14.   Limitation on Hedge Agreements.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates or foreign exchange rates; provided, that in the case of interest rate Hedge Agreements, such agreements shall only provide for floating-to-fixed rates.

6.15.   Sanctions; Anti-Corruption and Anti-Money Laundering Laws.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Agent, Issuing Bank, Swing Line Lender, or otherwise) of Sanctions or of any applicable anti-corruption laws or anti-money laundering laws.

6.16.   Borrowing Base Assets.  Notwithstanding anything to the contrary contained in this Agreement:

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(a)   No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any Borrowing Base Asset;

(b)   At no time shall the Borrowing Base Value of the CDO Bonds exceed 20% of the total Borrowing Base Value; and

(c)   At no time shall the Borrowing Base Value of the Unencumbered Loans be less than 40% of the total Borrowing Base Value.

SECTION 7.   GUARANTY

7.1.   Guaranty of the Obligations.  Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment and performance in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) (collectively, the “Guaranteed Obligations”). This Guaranty is a guarantee of payment and not a guarantee of collection.

7.2.   Contribution by Guarantors.  All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their Guaranteed Obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the Guaranteed Obligations of such Contributing Guarantor under this Guaranty that would not render its Guaranteed Obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by

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such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their Guaranteed Obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3.   Payment by Guarantors.  Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Secured Party may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay or perform any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), Guarantors will upon written demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid or in the case of Guaranteed Obligations other than payment obligations, will upon written demand cause such Guaranteed Obligations to be performed in full.

7.4.   Liability of Guarantors Absolute.  Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than Payment in Full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees, to the maximum extent permitted by applicable law, as follows:

(a)   this Guaranty is a guaranty of payment and performance when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)   Administrative Agent may enforce this Guaranty during the continuance of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Secured Party with respect to the existence of such Event of Default;

(c)   the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

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(d)   payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)   any Secured Party, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, increase the principal amount of, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of payment or performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its reasonable discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(f)   this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than Payment in Full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them, and each Guarantor hereby waives the defense of: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification

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of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Secured Party might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which the Borrower may allege or assert against any Secured Party in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower or any other Guarantor for the Guaranteed Obligations, or of such Guarantor under the guarantee contained in this Article VII or of any security interest granted by any Guarantor, whether under the Bankruptcy Code or in any other instance.

7.5.   Waivers by Guarantors.  Each Guarantor hereby waives, for the benefit of Beneficiaries, to the maximum extent permitted by applicable law: (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Secured Party in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than Payment in Full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to gross negligence or willful misconduct; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable

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discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims (except after Payment in Full of the Guaranteed Obligations, which payments are not being contested or subject to ongoing proceedings for or an order directing disgorgement or reimbursement to any Credit Party), and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default under this Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof (other than Payment in Full of the Guaranteed Obligations, except after Payment in Full of the Guaranteed Obligations, which payments are not being contested or subject to ongoing proceedings for or an order directing disgorgement or reimbursement to any Credit Party).

7.6.   Guarantors’ Rights of Subrogation, Contribution, Etc.  Until the Guaranteed Obligations shall have been Paid in Full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party. In addition, until the Guaranteed shall have been Paid in Full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Secured Party may have against the Borrower, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been Paid in Full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied

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against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7.   Subordination of Other Obligations.  Any Indebtedness of the Borrower or any Guarantor permitted under Section 6.1(b)(ii) now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof, it being understood that absent an Event of Default, the Credit Parties may make payments (whether of principal, interest or otherwise) to the Obligee Guarantor.

7.8.   Continuing Guaranty.  This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been Paid in Full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9.   Authority of Guarantors or the Borrower.  It is not necessary for any Secured Party to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10.   Financial Condition of the Borrower.  Any Credit Extension may be made to the Borrower or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation. No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform their Obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Secured Party.

7.11.   Bankruptcy, Etc.

(a)   So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation

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or arrangement of the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)   Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)   In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder; provided, that interest or fees on any such reinstated Guaranteed Obligations shall not be payable for the period during which the Beneficiaries were paid such funds until the date such funds were disgorged by such Beneficiaries.

7.12.   Discharge of Guaranty Upon Sale of Guarantor.  If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be the subject of an Asset Sale that is permitted by Section 6.8, merger, consolidation, liquidation, winding up or dissolution in accordance with the terms and conditions hereof upon the consummation of which such Guarantor is no longer required to be a Guarantor hereunder (other than any Asset Sale to any Credit Party and any merger, consolidation, liquidation, winding up or dissolution solely amongst Credit Parties), the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale, merger, consolidation, liquidation, winding up or dissolution and the Collateral Agent shall, without further consent from any Lender, acknowledge such release upon request of the Borrower.

7.13.   Guaranty Savings Clause.  Notwithstanding any other provision contained herein, if a Subsidiary signs a Guaranty but such Subsidiary is an Excluded Subsidiary at the time such Subsidiary signs a Guaranty, such Subsidiary's Guaranty shall be null and void in all respects until such time, if any, as such Subsidiary ceases to be an Excluded Subsidiary.

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SECTION 8.   EVENTS OF DEFAULT

8.1.   Events of Default.  If any one or more of the following conditions or events shall occur:

(a)   Failure to Make Payments When Due.  Failure by any Credit Party to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment or otherwise; (ii) when due any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit; or (iii) any interest on any Loan or any fee or any other amount due hereunder within five days after the date due; or

(b)   Default in Other Agreements.  (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due (after giving effect to any applicable period of grace) any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a) and Non-Recourse Indebtedness) in an aggregate principal amount in excess of $50,000,000 or (ii) the occurrence of an event of default or equivalent condition (which has not been permanently waived) with respect to such Indebtedness, in each case beyond the applicable grace period, if any, provided therefor, if the effect of such event of default or equivalent condition is to cause the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders), to cause, such Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c)   Breach of Certain Covenants.  Failure of any Credit Party to perform or comply with any term or condition contained in Section 5.1(d)(i), Section 5.2 as it relates to the existence of the Borrower, Section 5.10 or Section 6; or

(d)   Breach of Representations, Etc.  Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant to the terms hereof or thereof shall be incorrect in any material respect as of the date made or deemed made (or in the case of any representation, warranty or certification that is qualified as to “materiality,” “Material Adverse Effect” or similar language, incorrect in any respect as of the date made or deemed made); provided, however, that if the applicable Credit Party did not know such representation, warranty, certification or other statement was incorrect at the time made, the inaccuracy of such matter shall not constitute an Event of Default hereunder unless it continues to be incorrect for ten (10) days or more after the earlier of (i) an Authorized Officer of the Borrower becoming aware of such default or (ii) receipt by the Borrower of notice from Administrative Agent or any Lender of such default; or

(e)   Other Defaults Under Credit Documents.  Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1 and such default shall not have been remedied or waived within 30 days after the earlier of (i) an

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Authorized Officer of the Borrower becoming aware of such default or (ii) receipt by the Borrower of notice from Administrative Agent or any Lender of such default; or

(f)   Involuntary Bankruptcy; Appointment of Receiver, Etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Borrower, any Pledged Entity or any Material Subsidiary of the Borrower in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; (ii) an involuntary case shall be commenced against the Borrower, any Pledged Entity, or any Material Subsidiary of the Borrower under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or (iii) or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower, any Pledged Entity, or any Material Subsidiary of the Borrower, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Borrower, any Pledged Entity, or any Material Subsidiary of the Borrower for all or a substantial part of its property, and any such receiver, liquidator, sequestrator, trustee, custodian or other officer described in this clause (iii) shall not have been removed within 60 days of appointment; provided, however, that in the case of the foregoing clauses (i), (ii) and (iii), to the extent such involuntary bankruptcy or insolvency is filed against a Turn-Over Subsidiary and such involuntary bankruptcy or insolvency has not been consented to, solicited by, or colluded in by Borrower or its Subsidiaries, and such involuntary bankruptcy or insolvency stays or enjoins the applicable lender from initiating a Non-Recourse Indebtedness Foreclosure, then such involuntary bankruptcy or insolvency of such Turn-Over Subsidiary shall not constitute an Event of Default hereunder notwithstanding the fact that clause (ii) in the definition of “Turn-Over Subsidiary” has not been satisfied; or

(g)   Voluntary Bankruptcy; Appointment of Receiver, Etc.  (i) The Borrower, any Pledged Entity, or any Material Subsidiary of the Borrower shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Borrower, any Pledged Entity, or any Material Subsidiary of the Borrower shall make any assignment for the benefit of creditors; or (ii) the Borrower, any Pledged Entity, or any Material Subsidiary of the Borrower shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of the Borrower, any Pledged Entity, or any Material Subsidiary of the Borrower (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

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(h)   Judgments and Attachments.  Any final money judgments or orders (other than judgments or orders relating to Non-Recourse Indebtedness), in an aggregate amount in excess of $50,000,000, to the extent not adequately covered by insurance as to which a solvent insurance company has assumed defense of the claim or otherwise commenced settlement or adjustment of such claim and has not denied coverage, shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective assets and shall remain unsatisfied, undischarged, unvacated, unstayed or unbonded pending appeal for a period of 60 days; or

(i)   Employee Benefit Plans.  There shall occur one or more ERISA Events that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(j)   Change of Control.  A Change of Control shall occur; or

(k)   Guaranties, Collateral Documents and other Credit Documents.  At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the Payment in Full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder in writing, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the Payment in Full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected first priority Lien (subject to Permitted Liens) in any Collateral having, individually or in the aggregate, a net equity value in excess of $25,000,000 purported to be covered by the Collateral Documents, except to the extent (x) any such loss of perfection or priority results from an act or omission of Administrative Agent or (y) such loss of perfected security interest may be remedied by the filing of appropriate documentation without the loss of priority (other than non-consensual Permitted Liens) or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents (other than with respect to releases of such Liens in accordance with the terms of the Credit Documents);

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to the Borrower by Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under

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any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.3(b)(v) or Section 2.4(e); (C) Administrative Agent may (with the consent of) and shall, at the request of, Requisite Lenders, cause Collateral Agent to enforce any and all Liens created pursuant to Collateral Documents; and (D) Administrative Agent shall direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Sections 8.1(f) and (g) to pay) to Administrative Agent such additional amounts of cash noted in the next paragraph, to be held as security for the Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding.

With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this Section 8.1, the Borrower shall at such time Cash Collateralize in accordance with Section 2.25 an amount equal to the Minimum Collateral Amount of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such Cash collateral account shall be applied by Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Credit Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all obligations of the Borrower to reimburse Issuing Bank for amounts drawn under Letters of Credit shall have been satisfied and all other Obligations of the Borrower hereunder and under the other Credit Documents shall have been Paid in Full, the balance, if any, in such Cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).

8.2.   Application of Proceeds.  Except as expressly provided elsewhere in this Agreement, all proceeds received by Collateral Agent in respect of any sale of, any collection from, or other realization upon all or any part of the Collateral shall be applied, in full or in part, promptly by Collateral Agent against the Obligations in the following order of priority:

first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to Collateral Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Collateral Agent in connection therewith, and all amounts for which Collateral Agent is entitled to indemnification hereunder (in its capacity as Collateral Agent and not as a Lender) or any other Credit Document and all advances made by Collateral Agent hereunder or under any other Credit Document for the account of the applicable Credit Party, and to the payment of all costs and expenses paid or incurred by Collateral Agent in connection with the exercise of any right or remedy hereunder or under the other Credit Documents, all in accordance with the terms hereof or thereof;

second, to the extent of any excess of such proceeds, to the payment of all other costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all expenses,

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liabilities and advances made or incurred by the other Secured Parties in connection therewith;

third, to the extent of any excess of such proceeds and without duplication of amounts applied pursuant to clauses first and second above, to the payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal, reimbursement Obligations with respect to Letters of Credit and obligations to Cash collateralize Letters of Credit), in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

fourth, to the extent of any excess of such proceeds, to the payment in full in cash, pro rata, of the principal amount of the Obligations and any premium thereon (including reimbursement Obligations with respect to Letters of Credit and obligations to Cash collateralize Letters of Credit); and

fifth, the balance, if any, to the Person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses first through fifth of this Section 8.02, the Credit Parties shall remain liable, jointly and severally, for any deficiency.

SECTION 9.   AGENTS

9.1.   Appointment of Agents.  DBNY is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes DBNY to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. Except as set forth in Section 9.7(a), (b) and (d) and 9.8, the provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.

9.2.   Powers and Duties.  Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is

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intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3.   General Immunity.

(a)   No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

(b)   Exculpatory Provisions.  No Agent nor any of its Affiliates, officers, partners, members, managers, stockholders, directors, employees, agents or representatives shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

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(c)   Delegation of Duties. Administrative Agent and Collateral Agent may perform any and all of their duties and exercise their rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by then. Administrative Agent or Collateral Agent, as applicable, and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any Affiliates of Administrative Agent or Collateral Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and as Collateral Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent or Collateral Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent or Collateral Agent, as applicable, and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4.   Agents Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5.   Lenders’ Representations, Warranties and Acknowledgment.

(a)   Each Lender represents and warrants that no Agent has made any representation or warranty to it, and that it has made its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of and

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investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Credit Parties hereunder. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)   Each Lender, by delivering its signature page to this Agreement, an Assignment Agreement or a Joinder Agreement and funding its Revolving Loans, if any, on the Closing Date, or by the funding of New Revolving Loans, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date or as of the date of the funding of such New Revolving Loans.

9.6.     Right to Indemnity.  Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7.     Successor Administrative Agent, Collateral Agent and Swing Line Lender.

(a)   Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and the Borrower and, from and after the date, if any, that Administrative Agent ceases to be a Lender with Revolving Commitments hereunder, Administrative Agent may be removed with or without cause by an instrument or concurrent

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instruments in writing delivered to the Borrower and Administrative Agent and signed by Requisite Lenders. Administrative Agent shall have the right, with the Borrower’s consent (so long as no Event of Default shall have occurred and be continuing) to appoint a financial institution to act as Administrative Agent and/or Collateral Agent hereunder and Administrative Agent’s resignation (but not removal) shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Administrative Agent by Requisite Lenders or (iii) such other date, if any, agreed to by Requisite Lenders. Administrative Agent’s removal shall become effective only upon appointment of a successor Administrative Agent by Requisite Lenders. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Requisite Lenders shall have the right, with the Borrower’s consent (so long as no Event of Default shall have occurred and be continuing), to appoint a successor Administrative Agent. If neither Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, from and after the time such resignation becomes effective, Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Administrative Agent in its role as Collateral Agent on behalf of the Secured Parties under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Equity Interests and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents. Except as provided above, any resignation or removal of DBNY or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation or removal of DBNY or its successor as Collateral Agent. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

(b)   In addition to the foregoing, Collateral Agent may resign at any time by giving prior written notice thereof to Lenders and the Pledgors and, from and after the date, if any, that Collateral Agent ceases to be a Lender with Revolving Commitments hereunder, Collateral Agent may be removed with or without cause by an instrument or concurrent

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instruments in writing delivered to the Pledgors and Collateral Agent signed by Requisite Lenders. Administrative Agent shall have the right, with the Borrower’s consent (so long as no Event of Default shall have occurred and be continuing) to appoint a financial institution as Collateral Agent hereunder, and Collateral Agent’s resignation (but not removal) shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by Requisite Lenders or (iii) such other date, if any, agreed to by Requisite Lenders. Collateral Agent’s removal shall become effective only upon appointment of a successor Collateral Agent by Requisite Lenders. Upon any such notice of resignation, if a successor Collateral Agent has not already been appointed by Administrative Agent, Requisite Lenders shall have the right, with the consent of the Borrower (so long as no Event of Default shall have occurred and be continuing) to appoint a successor Collateral Agent. Until a successor Collateral Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Collateral Agent on behalf of the Lenders or the Issuing Bank under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement and the Collateral Documents, and the retiring or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Equity Interests and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the other Credit Documents. After any retiring or removed Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder.

(c)   Any resignation or removal of DBNY or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation or removal of DBNY or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (a) the Borrower shall prepay any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as Swing Line Lender, (b) upon such prepayment, the retiring or removed Administrative Agent and Swing Line Lender shall surrender any Swing Line Note (if any) held by it to the Borrower for cancellation, and (c) the Borrower shall issue, if so requested by successor Administrative Agent and Swing Line Loan Lender, a new Swing Line Note to the successor Administrative Agent and Swing Line Lender, in the principal amount of the Swing Line Sublimit then in effect and with other appropriate insertions.

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9.8.     Collateral Documents and Guaranty.

(a)   Agents under Collateral Documents and Guaranty.   Each Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable, shall, promptly upon the request of the Borrower, (i) in connection with any Asset Sale permitted by this Agreement (other than any Asset Sale to any Credit Party), execute any documents or instruments necessary or reasonably desirable to release any Lien encumbering any item of Collateral that is the subject of such Asset Sale or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, (ii) execute any documents or instruments necessary or reasonably desirable to release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (iii) execute any documents or instruments necessary or reasonably desirable to release or subordinate any Lien on any property subject to a Lien permitted under Section 6.2(g).

(b)   Right to Realize on Collateral and Enforce Guaranty.   Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(c)   [Intentionally Omitted].

(d)   Release of Collateral and Guarantees, Termination of Credit Documents.   Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations have been Paid in Full, upon request of the Borrower, Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any other Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations

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guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

SECTION 10.   MISCELLANEOUS

10.1.   Notices.

(a)   Notices Generally.   Any notice or other communication herein required or permitted to be given to any Credit Party, Collateral Agent, Administrative Agent, Swing Line Lender or Issuing Bank, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in Section 3.2(b) or in clause (b) below, each notice hereunder shall be in writing and may be personally served or sent by facsimile or electronic mail or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile or electronic mail, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) hereto as designated in writing by Administrative Agent from time to time.

(b)   Electronic Communications.

(i)   Notices and other communications to any Agent, Lenders, Swing Line Lender and Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures reasonably prescribed by Administrative Agent; provided that the foregoing shall not apply to notices to any Agent, any Lender, Swing Line Lender or any applicable Issuing Bank pursuant to Section 2 if such Person has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or the Borrower shall accept notices and other communications to it hereunder by electronic communications pursuant to procedures reasonably prescribed by such Person; provided that such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received on the date (x) on which the Borrower posts such

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notices, communications or documents, or provides a link thereto on the website of the Securities and Exchange Commission at http://www.sec.gov or (y) on which such notices are posted on the Borrower’s behalf on the Platform or another website to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that the Borrower shall notify Administrative Agent of any such communications (which notice may be by facsimile or electronic mail as described in the foregoing clause (i)).

(ii)   Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii)   The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents nor any of their respective Affiliates, members, managers, stockholders, officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv)   Each Credit Party, each Lender, each Issuing Bank and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(c)   Private Side Information Contacts.   Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to the Borrower, its Subsidiaries or their securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Borrower nor Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

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10.2.   Expenses.   The Borrower agrees to pay promptly on written demand (a) all the reasonable and documented out-of-pocket costs and expenses incurred in connection with the negotiation, preparation and execution of the Credit Documents; (b) all the costs of furnishing all opinions by counsel for the Borrower and the other Credit Parties; (c) the reasonable and documented fees, expenses and disbursements of Administrative Agent in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers, supplements or other modifications thereto and any other documents or matters requested by the Borrower, and the consummation of the transactions contemplated hereby and thereby, limited, in the case of attorneys’ fees, to one primary outside counsel to Agents and the Lenders, taken as a whole, and one local counsel in each material relevant jurisdiction, if necessary, and, solely in the case of an actual or perceived conflict of interest, one additional counsel (plus additional appropriate local or special counsel) to each group of similarly affected such Persons, taken as a whole; (d) all the actual costs and reasonable and documented expenses incurred by Collateral Agent in connection with creating, perfecting, recording, maintaining and preserving Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees and reasonable fees, expenses and disbursements of one primary outside counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may reasonably request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all other actual and reasonable costs and expenses (not to exceed the amounts separately agreed) incurred by each Agent in connection with the syndication of the Loans and Commitments and the transactions contemplated by the Credit Documents and any consents, amendments, waivers or other modifications thereto and (f) after the occurrence and during the continuation of an Event of Default, all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of, or that arise as a result of, such Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3.   Indemnity.

(a)   In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel; provided, however, that the Indemnitees shall use a single outside counsel for all such Indemnitees taken as a whole (and, if reasonably necessary, one local counsel in any relevant material jurisdiction) to represent them, with exceptions in the case of actual or perceived conflicts of interest), indemnify, pay and hold harmless, each Agent and Lender and each of their respective Affiliates, members managers, stockholders, officers, partners, directors, trustees, advisors, employees, agents, sub-agents and representatives (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee pursuant to this Section 10.2 (i) with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee, in each case, as

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determined by a final, non-appealable judgment of a court of competent jurisdiction, (ii) with respect to any investigative, administrative or judicial proceeding or hearing that is brought by an Indemnitee against any other Indemnitee that does not also include a claim against any Credit Party or any of their respective Subsidiaries; provided, that Administrative Agent and Collateral Agent shall remain indemnified in respect of such disputes to the extent otherwise entitled to be so indemnified hereunder or (iii) with respect to Taxes other than any Taxes that represent Indemnified Liabilities arising from any non-Tax claim. Nothwithstanding anything herein to the contrary, no Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby

(b)   To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, each Lead Arranger and their respective Affiliates, directors, employees, attorneys, agents and sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party hereto hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor, except, in the case of the Credit Parties, to the extent otherwise subject to indemnification pursuant to this Section 10.3.

10.4.   Set-Off.   In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender and Issuing Bank is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent, without notice to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender or Issuing Bank or its Affiliates to or for the credit or the account of any Credit Party or any of its Affiliates against and on account of the Obligations and liabilities of any Credit Party to such Lender or Issuing Bank hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender or Issuing Bank shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such Obligations and liabilities, or any of them, may be contingent or unmatured. Each Lender and the Issuing Bank shall provide prompt written notice to the Borrower and the Administrative Agent of any such set-off.

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10.5.   Amendments and Waivers.

(a)   Requisite Lenders’ Consent.   Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that Administrative Agent may, with the consent of the Borrower only, (i) amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or Issuing Bank and (ii) amend, modify or supplement the Pledge Agreement to add additional Pledgors and/or Pledged Entities thereto; provided further that the written concurrence of Requisite Lenders shall not be required for any amendment, modification, termination, or consent set forth in Section 10.5(b)(ii), 10.5(b)(iv), 10.5(b)(v) or 10.5(b)(vi) that is consented to by each Lender that would be directly and adversely affected thereby.

(b)   Affected Lenders’ Consent. Without the written consent of each Lender that would be directly and adversely affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)   extend the scheduled final maturity of any Loan or Note;

(ii)   intentionally omitted;

(iii)   extend the Revolving Commitment Termination Date or, other than as expressly set forth in Section 2.4(a), the stated expiration date of any Letter of Credit beyond the Letter of Credit Expiration Date;

(iv)   reduce the rate of interest, or forgive any interest payable, on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee or any premium payable hereunder;

(v)   extend the time for payment of any such interest or fees;

(vi)   reduce or forgive the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii)   amend, modify, terminate or waive this Section 10.5(b), Section 10.5(c) or, to the extent provided in any amendment, waiver, or modification of a Credit Document, any other provision that expressly provides that the consent of all Lenders or all adversely affected Lenders is required as provided therein, as applicable;

(viii)   amend the definition of “Requisite Lenders” or “Pro Rata Share” or Section 2.16(c) or Section 2.17 or any other provision of this Agreement that would alter the pro rata allocation among the Lenders contemplated by such sections; provided, with the consent solely of Requisite Lenders, (x) additional extensions of credit pursuant hereto (which may or may not be new money tranches) may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same

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basis as the Revolving Commitments and the Revolving Loans are included on the Closing Date, and (y) such terms and any provisions in any Credit Document requiring pro rata payments, distributions or commitment reductions may be amended on customary terms in connection with (I) such additional extension of credit referred to in clause (x) or (II) “amend and extend” transactions;

(ix)   release all or substantially all of the Collateral or all or substantially all of value of the Guaranty except as expressly provided in the Credit Documents; or

(x)   consent to the assignment or transfer by the Borrower of any of its rights and Obligations under any Credit Document except as expressly provided in the Credit Documents;

provided that, for the avoidance of doubt, all Lenders shall be deemed directly and adversely affected thereby with respect to any amendment described in clauses (vii), (viii), (ix) and (x).

(c)   Other Consents.   No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i)   increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(ii)   amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of Swing Line Lender;

(iii)   amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.4(e) without the written consent of Administrative Agent and of Issuing Bank;

(iv)   [Intentionally Omitted]; or

(v)   amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d)   Defaulting Lenders.   Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each

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affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(e)   Execution of Amendments, Etc.  Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6.   Successors and Assigns; Participations.

(a)   Generally.   This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)   Register.   The Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register promptly following receipt by the Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to the Borrower and a copy of such Assignment Agreement shall be maintained by Administrative Agent. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c)   Right to Assign.   Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that pro rata assignments shall be required and each assignment shall be of a uniform, and not

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varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments):

(i)   to any Person meeting the criteria of clause (a) of the definition of the term of “Eligible Assignee” upon the giving of notice to the Borrower and Administrative Agent but with no consent required of any of them; and

(ii)   to any Person meeting the criteria of clause (b) of the definition of the term of “Eligible Assignee” upon giving of notice to the Borrower and Administrative Agent and, in the case of assignments of Loans or Revolving Commitments to any such Person, consented to by each of Borrower and Administrative Agent (such consent not to be unreasonably withheld or delayed); provided that (x) no such consent of the Borrower shall be required at any time an Event of Default with respect to the Borrower under Sections 8.1(a), 8.1(f) or 8.1(g) shall have occurred and then be continuing and (y) such consent by the Borrower shall be deemed to have been given unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof); provided, further, that each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $5,000,000 (or such lesser amount as may be agreed to by the Borrower and Administrative Agent or as shall constitute the entire remaining aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender).

(d)   Mechanics.   Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the applicable Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20, together with payment to the Administrative Agent of a registration and processing fee of $3,500 unless waived by Administrative Agent.

(e)   Representations and Warranties of Assignee.   Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date, as applicable, that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(f)   Effect of Assignment.   Subject to the terms and conditions of this Section 10.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and

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Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the applicable Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, (y) Issuing Bank shall continue to have all rights and obligations thereof with respect to all Letters of Credit issued by it until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(g)   Participations.

(i)   Each Lender shall have the right at any time to sell one or more participations to any Person (other than the Borrower or any of its Subsidiaries or any of their Affiliates) in all or any part of its Commitments, Loans or in any other Obligation, in each case, without any consent by the Borrower, the Administrative Agent, the Issuing Bank, the Swing Line Lender or any other Person. Each Lender that sells a participation pursuant to this Section 10.6(g) shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it records the name and address of each participant and the principal amounts of each participant’s participation interest (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to the Borrower, Administrative Agent or any other Person (including the identity of any Participant or any information relating to a participant’s interest in the Commitments, Loans or other Obligations) except to the extent necessary to establish that such Commitments, Loans or other Obligations are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation for all purposes under this Agreement, notwithstanding any notice to the contrary.

(ii)    The holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any

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amendment, modification or waiver pursuant to Section 10.5(b) or (c)(i) that would require the consent of such Lender.

(iii)   Borrower agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20(g) (it being understood that the documentation required under Section 2.20(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section; provided, (x) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation; provided further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender.

(h)   Certain Other Assignments and Participations.   In addition to any other assignment or participation permitted pursuant to this Section 10.6 any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank or any other central bank having jurisdiction over such Lender as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank or other central bank; provided, that no Lender, as between the Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank or other central bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(i)   Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”) the option to fund all or any part of any Loan that such Granting Lender would otherwise be obligated to fund pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to fund any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to fund all or any part of such Loan, the Granting Lender shall be obligated to fund such Loan pursuant to the terms hereof, (iii) no SPV shall have any voting rights pursuant to Section 10.5 (all such voting rights shall be retained by the Granting Lender), (iv) with respect to notices, payments and other matters hereunder, the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall not be obligated to deal with an SPV, but may limit their communications and other dealings relevant to such SPV to the applicable Granting Lender, and (v) with respect to the funding of any Loan by an SPV, the Borrower shall not have to pay any greater cost, or incur any greater expense, under this Agreement or

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otherwise, than if all Loans were funded by the applicable Granting Lender without the involvement of an SPV. The funding of a Loan by an SPV hereunder shall utilize the Revolving Commitment of the Granting Lender to the same extent that, and as if, such Loan were funded by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Agreement, any SPV may disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee to such SPV. This clause (i) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loan is being funded by an SPV at the time of such amendment.

10.7.   Independence of Covenants.    All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8.   Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

10.9.   No Waiver; Remedies Cumulative.  No failure or delay on the part of any Agent or any Lender or, in the case of Sections 2.22 and 2.23, any Credit Party, in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to (a) each Agent and each Lender hereby and (b) the Credit Parties under Sections 2.22 and 2.23, in each case are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

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10.10.   Marshalling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent, Issuing Bank or Lenders (or to Administrative Agent, on behalf of Lenders or Issuing Bank), or any Agent, Issuing Bank or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred; provided, that with respect to calculating interest on any Obligation that is so reinstated, interest shall accrue from the date that such Obligation is first reinstated and not from the previous date of payment.

10.11.   Severability.  In case any provision herein or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12.   Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 9.8(b), each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13.   Headings.   Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14.   APPLICABLE LAW.    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

10.15.   CONSENT TO JURISDICTION.   SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST

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ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT OR AN ASSIGNMENT AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY COLLATERAL DOCUMENT GOVERNED BY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES, SUBJECT TO SECTION 9.8(b), THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY CREDIT DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

10.16.   WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY

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OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS AND COMMITMENTS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17.   Confidentiality.   Each Agent (which term shall for the purposes of this Section 10.17 include the Lead Arranger), and each Lender (which term shall for the purposes of this Section 10.17 include the Issuing Bank) shall hold confidential all non-public information regarding the Borrower and its Subsidiaries and their businesses, it being understood and agreed by the Borrower that, in any event, Administrative Agent may disclose such information to the Lenders (other than Public Lenders) and each Agent and each such Lender may make (a) disclosures of such information to Affiliates of such Lender or Agent and to such Lender’s, Agent’s or Affiliate’s agents, advisors, directors, officers, service providers, representatives and employees (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17) solely in connection with the transactions contemplated by this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and directed to keep such information confidential), (b) disclosures of such information reasonably required by (i) any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or (ii) any swap or derivative agreements, or by any contractual counterparties to such swap or derivative agreements (or the professional advisors thereto) relating to the Borrower and its obligations (provided, that in the case of clauses (i) and (ii), such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (c) disclosure to any nationally recognized rating agency when required by it and to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreement, (d) disclosures required in connection with the exercise of any remedies hereunder or under any other Credit Document, (e) disclosures required or requested by any Governmental Authority or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order and to the extent practicable, each Lender and each Agent shall make reasonable efforts to notify the Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, (f) with the consent of the Borrower, (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to the Borrower, (h) to the extent that such information is independently developed

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by such Person, (i) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in a Related Fund in connection with the administration, servicing and reporting on the assets serving as collateral for a Related Fund and (j) for purposes of establishing a “due diligence” defense.   Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates. Additionally, notwithstanding anything to the contrary in this Section 10.17, each Agent and each Lender may disclose the existence of this Agreement to market data collectors and similar service providers to the lending industry.

10.18.   Usury Savings Clause.   Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.

10.19.   Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

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10.20.   Effectiveness; Entire Agreement.  This Agreement shall become effective upon the satisfaction of the conditions set forth in Section 3.1.

10.21.   PATRIOT Act.  Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for Administrative Agent and each Lender.

10.22.   Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.23.   No Fiduciary Duty.  Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their Affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its Affiliates, on the other. The Credit Parties acknowledge and agree that (a) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (b) in connection with the transactions contemplated by the Credit Documents and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its Affiliates with respect to the transactions contemplated by the Credit Documents (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party in connection therewith except the obligations expressly set forth in the Credit Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

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134	Credit and Guaranty Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

NORTHSTAR REALTY FINANCE CORP.

By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary

Signature Page to Credit and Guaranty Agreement

OTHER CREDIT PARTIES:

BSL HOLDINGS-T, LLC

By:	NorthStar Realty Finance Corp., as its sole member

By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary

CDO HOLDINGS-T, LLC

By:	NorthStar Realty Finance Corp., as its sole member

By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary

USIP TERRA PREFERRED-T, LLC

By:	NorthStar Realty Finance Corp., as its sole member

By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary

NRFC SBK HOLDINGS, LLC

By:	CDO Holdings-T, LLC, as its sole member

By:	NorthStar Realty Finance Corp., as its sole member

By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary

WCG OP-T, LLC

By:	WCG OP Holdings-T CAM2, LLC, as its sole member

By:	BSL Holdings-T, LLC, as its sole member

By:	NorthStar Realty Finance Corp., as its sole member

By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary

Signature Page to Credit and Guaranty Agreement

NRFC SBK SUBSIDIARY, LLC

By:	NRFC SBK Holdings, LLC, as its managing member

By:	CDO Holdings-T, LLC, as its sole member

By:	NorthStar Realty Finance Corp., as its sole member

By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary

CASTERLY ROCK HOLDINGS-T, LLC

By:	BSL Holdings-T, LLC, as its sole member

By:	NorthStar Realty Finance Corp., as its sole member

By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary

SHADOW TOWER HOLDINGS-T, LLC

By:	BSL Holdings-T, LLC, as its sole member

By:	NorthStar Realty Finance Corp., as its sole member

By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary

QUEENS PLAZA LIC-T, LLC

By:	BSL Holdings-T, LLC, as its sole member

By:	NorthStar Realty Finance Corp., as its sole member

By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary

EASTWATCH HOLDINGS-T, LLC

By:	BSL Holdings-T, LLC, as its sole member

By:	NorthStar Realty Finance Corp., as its sole member

By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary

Signature Page to Credit and Guaranty Agreement

CLUB ONE-T, LLC

By:	BSL Holdings-T, LLC, as its sole member

By:	NorthStar Realty Finance Corp., as its sole member

By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary

SUNSET-T, LLC

By:	BSL Holdings-T, LLC, as its sole member

By:	NorthStar Realty Finance Corp., as its sole member

By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary

VALYRIA MEZZ LENDER-T, LLC

By:	BSL Holdings-T, LLC, as its sole member

By:	NorthStar Realty Finance Corp., as its sole member

By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary

NRFC SENIOR LOAN HOLDINGS, LLC

By:	BSL Holdings-T, LLC, as its sole member

By:	NorthStar Realty Finance Corp., as its sole member

By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary

NRFC MEZZANINE HOLDINGS, LLC

By:	BSL Holdings-T, LLC, as its sole member

By:	NorthStar Realty Finance Corp., as its sole member

By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary

Signature Page to Credit and Guaranty Agreement

NRFC 2013-1 PARTICIPATION HOLDINGS, LLC

By:	BSL Holdings-T, LLC, as its sole member

By:	NorthStar Realty Finance Corp., as its sole member

By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary

EASTWATCH ECHO LENDER-T, LLC

By:	BSL Holdings-T, LLC, as its sole member

By:	NorthStar Realty Finance Corp., as its sole member

By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary

WCG PROP-T, LLC

By:	BSL Holdings-T, LLC, as its sole member

By:	NorthStar Realty Finance Corp., as its sole member

By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary

WCG OP HOLDINGS-T CAM2, LLC

By:	BSL Holdings-T, LLC, as its sole member

By:	NorthStar Realty Finance Corp., as its sole member

By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel & Secretary

Signature Page to Credit and Guaranty Agreement

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent, Collateral Agent, Swing Line Lender, Issuing Bank, Lead Arranger and a Lender

By:	/s/ Mary Brundage
Name: Mary Brundage
Title: Director

By:	/s/ Joanna Soliman
Name: Joanna Soliman
Title: Vice President

Signature Page to Credit and Guaranty Agreement

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

Signature Page to Credit and Guaranty Agreement

UBS AG, STAMFORD BRANCH, as a Lender

By:	/s/ Lana Gifas
Name: Lana Gifas
Title: Director Banking Products Services, US

By:	/s/ Kenneth Chin
Name: Kenneth Chin
Title: Director Banking Products Services, US

Signature Page to Credit and Guaranty Agreement

BANK OF AMERICA, N.A. , as a Lender

By:	/s/ Ann E. Kenzie
Name: Ann E. Kenzie
Title: Senior Vice President

Signature Page to Credit and Guaranty Agreement

BARCLAYS BANK PLC, as a Lender

By:	/s/ Ronnie Glenn
Name: Ronnie Glenn
Title: Vice President

Signature Page to Credit and Guaranty Agreement

CITIBANK N.A. , as a Lender

By:	/s/ John C. Rowland
Name: John C. Rowland
Title: Vice President

Signature Page to Credit and Guaranty Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Bill O’Daly
Name: Bill O’Daly
Title: Authorized Signatory

By:	/s/ Stanley Tran
Name: Stanley Tran
Title: Authorized Signatory

Signature Page to Credit and Guaranty Agreement

JP MORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Lauren Gubkin
Name: Lauren Gubkin
Title: Vice President J.P. Morgan

Signature Page to Credit and Guaranty Agreement

APPENDIX B

TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

All Credit Parties

c/o NorthStar Realty Finance Corp.

399 Park Avenue, 18th Floor

New York, New York 10022

Attention: General Counsel

Phone: 212-547-2600

In each case, with a copy to:

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Attention: Robert Villani

Email: robert.villani@cliffordchance.com

Phone: 212-878-8214

APPENDIX B-1

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent, Collateral Agent,

Swing Line Lender, Issuing Bank, Lead Arranger and a Lender

Administrative Agent’s and Swing Line Lenders’ Principal Office:

Deutsche Bank AG New York Branch

c/o Deutsche Bank Securities Inc.

Real Estate

200 Crescent Court, Suite 550

Dallas, Texas 75201

Attention: Scott P. Speer

Telephone: (214) 740-7903

E-mail: scott.p.speer@db.com

Issuing Bank’s Principal Office:

Deutsche Bank

Global Loan Operations, Standby L/C Unit

MS: NYC60-3118

60 Wall Street

New York, New York 10005

Attention: Everardus J. Rozing

Telephone: (212) 250-1014

Facsimile: (212) 797-0403

E-mail: everardus.rozing@db.com

in each case, with a copy to:

James G. Rolison

Managing Director

Deutsche Bank Securities Inc.

Commercial Real Estate

MS: NYC60-1005

60 Wall Street

New York, New York 10005

Telephone: 212-250-3352

Facsimile: 212-797-4496

E-mail: james.rolison@db.com

APPENDIX B-2

George Reynolds

Director

Deutsche Bank Securities Inc.

Commercial Real Estate

MS: NYC60-1005

60 Wall Street, 10th Floor

New York, NY 10005

Telephone: 212-250-2362

Facsimile: 212-797-4496

E-mail: george.r.reynolds@db.com

Anita Cheung

Vice President

Deutsche Bank

Commercial Real Estate

MS NYC60-1008

60 Wall Street, 10th Floor

New York, New York 10005

Telephone: 212-250-6293

Facsimile: 212-797-4940

E-mail: anita.cheung@db.com

APPENDIX B-3

MORGAN STANLEY BANK, N.A.,

as a Lender

One Utah Center. 201 South Main Street, 5th Floor

Salt Lake City, Utah 84111

36-3707380

APPENDIX B-4

UBS AG, STAMFORD BRANCH,

as a Lender

677 Washington Blvd

Stamford, CT 06901

Tel: 203 719 7813

Fax: 203-719-3888

Attn: Kun Jin

Email: sh-obp@ubs.com

APPENDIX B-5

BANK OF AMERICA, N.A.,

as a Lender

135 South LaSalle Street

Chicago, IL 60603

Attention: Ann Kenzie

Telephone: 312-828-1573

Facsimile: 415-796-1165

Email: ann.e.kenzie@baml.com

with a copy to:

135 South LaSalle Street

Chicago, IL 60603

Attention: Gaurav Sehrawat

Telephone: 415-436-3683

Facsimile: 312-453-5126

Email: gaurav.sehrawate@bankofamerica.com

APPENDIX B-6

BARCLAYS BANK PLC,

as a Lender

745 7th Avenue, 27th Floor

New York, NY 10019

Attention: Mathew Cybul

Telephone: 212 526 5851

Facsimile: 212 526 5115

mathew.cybul@Barclays.com

with a copy to:

US Loan Operations

70 Hudson Street

Jersey City, NJ 07302

Attention: US Loan Operations

Telephone: 201 499 0040

Facsimile: 972 535 5728

Email: 19725355728@tls.ldsprod.com

APPENDIX B-7

CITIBANK N.A.,

as a Lender

388 Greenwich Street, 23rd floor

New York, NY 10013

Attention: Bryce Hong

Telephone: 212-723-6951

Facsimile: 646-688-2052

Email: bryce.hong@citi.com

With a copy to:

1615 Brett Road ops 3

New Castle, DE 19720

Attention: Sathish Rajamani

Telephone: 201-472-4414

Facsimile: 646-274-5000

Email: GlOriginationOps@citi.com

APPENDIX B-8

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as a Lender

Transaction Management Group

7033 Louis Stephens Drive

Research Triangle Park, 27560, United States

Attention: Travis Ott

Telephone: 919-994-2706

Email: Travis.ott@credit-suisse.com; corpbanking.tmg@credit-suisse.com with a copy to:

Eleven Madison Avenue

New York, NY 10010

Attention: William O’Daly

Telephone: 212-325-1986

Email: william.o’daly@credit-suisse.com

APPENDIX B-9

JP MORGAN CHASE BANK, N.A.,

as a Lender

383 Madison Avenue, Floor 23

New York, NY 10179

Telephone: 212-270-9853

Facsimile: 212-270-5222

Attention: Lauren Gubkin

Email: lauren.l.gubkin@jpmorgan.com

with a copy to:

JPM-Delaware Loan Operations

500 Stanton Christiana Road, Ops 2, Floor 3

Newark DE 19713-2107

Telephone: 302-634-1721

Facsimile: 302-634-4712

Attention: Greg Stapleton

Email: gregory.stapleton@jpmorgan.com

APPENDIX B-10